Exhibit 10.9

LEASE AGREEMENT

BETWEEN

1350 S Dixie LLC ,
a Delaware limited liability company

AS LESSOR

AND

NRI Real Token Tenant, LLC
a Delaware limited liability company

AS LESSEE

i

LIST OF EXHIBITS

EXHIBIT “A” - Property Description

EXHIBIT “B” - Rent Components and Terms

EXHIBIT “C” - REIT Requirements

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”), is made effective as of the 9th day of November, 2021 by and between 1350 S Dixie LLC, a Delaware limited liability company (“Lessor”), and NRI Real Token Tenant, LLC, a Delaware limited liability company (“Lessee”), and provides as follows:

R E C I T A L S:

A. Lessor owns fee title and/or leasehold interest to the Leased Property (as defined below);

B. Lessor is currently the party to that certain Hotel Management Agreement with Hersha Hospitality Management L.P. as Manager and Lessor as Owner dated November 15, 2019; and

C. Lessor and Lessee desire to enter into this Lease with respect to the Leased Property, pursuant to the terms and conditions of this Lease.

NOW, THEREFORE, intending to be legally bound, Lessor, in consideration of the payment of rent by Lessee to Lessor, the covenants and agreements to be performed by Lessee, and upon the terms and conditions hereinafter stated, does hereby rent and lease unto Lessee, and Lessee does hereby rent and lease from Lessor, the Leased Property, as follows:

Article 1
LEASED PROPERTY; TERM

Section 1.1 Leased Property. The Leased Property is comprised of Lessor’s interest in that certain hotel located at 1350 S Dixie Hwy, Coral Gables, Florida containing approximately 245 rooms and known as the “Thesis Hotel” (the “Hotel”) as follows (collectively, “Leased Property”):

(a) the land described in Exhibit “A” attached hereto and by reference incorporated herein (the “Land”);

(b) all buildings, structures and other improvements of every kind including, but not limited to, the Hotel, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and offsite), parking areas and roadways appurtenant to such buildings and structures presently or hereinafter situated upon the Land (collectively, the “Improvements”);

(c) all easements, rights and appurtenances relating to the Land and the Improvements;

(d) all equipment, machinery, fixtures, and other items of property required or incidental to the use of the Improvements as a Hotel, including without limitation all components thereof, now and hereafter permanently affixed to or incorporated into the Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, all of which to the greatest extent permitted by applicable Legal Requirements are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto (collectively, the “Fixtures”);

(e) subject to Section 6.2, and Exhibit C, all furniture and furnishings and all other items of personal property (excluding Inventory and personal property owned by Lessee) located on, and used in connection with, the operation of the Improvements as a Hotel, together with all replacements, modifications, alterations and additions thereto (collectively, together with the Fixtures, “FF&E”) and

(f)   all existing and future occupancy leases within the Leased Property (including any security deposits or collateral held by Lessor pursuant thereto).

THE LEASED PROPERTY IS DEMISED IN ITS PRESENT CONDITION WITHOUT REPRESENTATION OR WARRANTY (EXPRESSED OR IMPLIED) BY LESSOR AND SUBJECT TO THE RIGHTS OF PARTIES IN POSSESSION, AND TO THE EXISTING STATE OF TITLE INCLUDING ALL COVENANTS, CONDITIONS, RESTRICTIONS, EASEMENTS AND OTHER MATTERS OF RECORD INCLUDING ALL APPLICABLE LEGAL REQUIREMENTS, THE LIEN OF FINANCING INSTRUMENTS, MORTGAGES, DEEDS OF TRUST AND SECURITY DEEDS, AND INCLUDING OTHER MATTERS WHICH WOULD BE DISCLOSED BY AN INSPECTION OF THE LEASED PROPERTY OR BY AN ACCURATE SURVEY THEREOF.

Section 1.2 Term. The term of the Lease (the “Term”) shall commence on the date hereof (the “Commencement Date”) and shall end on the third (3rd) anniversary of the Commencement Date (the “Expiration Date”), unless sooner terminated in accordance with the provisions hereof.

Article 2
DEFINITIONS

Section 2.1 Definitions. For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires (a) the terms used in this Lease and not otherwise defined, shall have the meanings assigned to them in this Article 2 and include the plural as well as the singular, (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as are at the time applicable, (c) all references in this Lease to designated “Articles,” “Sections” and other subparagraphs are to the designated Articles, Sections and other subparagraphs of this Lease and (d) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subparagraphs.

Additional Charges: As defined in Section 3.3.

Affiliate: With respect to a Person, an Affiliate shall be any Person which, directly or indirectly, controls, or is under common control with, the subject Person, and any Person which is controlled by the subject Person. For purposes of this Lease, a Person shall be deemed to “control” another Person if (x) such Person possesses the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, or the power to veto major policy decisions of such Person, whether through the ownership of voting securities, by contract or otherwise, or (y) such Person owns more than 50% of the outstanding voting shares and/or equity interests in the other Person. It is acknowledged and agreed that Lessor and Lessee shall not deemed to be Affiliates of each other.

Award: As defined in Section 15.1(a).

Base Rate: The prime rate of interest published in The Wall Street Journal from time to time. If no such rate is published or if The Wall Street Journal is no longer published, then such other successor or comparable rate as Lessor may reasonably designate.

Base Rent: As defined in Article 3.

Business Day: All references to “business day” or “business days” shall mean all days except Saturdays, Sundays and days in which national banks are officially closed for business.

Capital Expenditures: Amounts expended to pay the costs of replacement and renewals to the FF&E of the Leased Property and Capital Improvements.

Capital Expenditure Reserve: As defined in Section 18.1(a).

Capital Improvements: Certain non-routine repairs and maintenance to the building(s) of the Leased Property which are normally capitalized under generally accepted accounting principles such as, but not limited to, exterior and interior repainting, resurfacing, building walls, floors, roofs and parking areas, and replacing folding walls and the like, and major repairs, alterations, improvements, additions, renewals or replacements to the building structure of the Leased Property including, without limitation, to the building structure, the exterior façade or to its mechanical, electrical, heating, ventilating, air conditioning, plumbing or vertical transportation systems.

CERCLA: The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

Claims: As defined in Section 12.1.

Code: The Internal Revenue Code of 1986, as amended.

Commencement Date: The date set forth in Section 1.2.

Condemnation: As defined in Section 15.1(b).

Condemnor: As defined in Section 15.1(c).

Date of Taking: As defined in Section 15.1(d).

Encumbrance: As defined in Section 27.7.

Eligible Independent Contractor: A management company that meets the following requirements:

(a)	The management company does not own, directly or indirectly (within the meaning of Section 856(d)(3) of the Code, taking into account the constructive ownership rules of Section 856(d)(5) of the Code), more than 35% of the outstanding stock of the REIT.

(b)	If the management company is a corporation, not more than 35% of the total combined voting power of whose stock (or 35% of the total shares of all classes of whose stock), or if such management company is not a corporation, not more than 35% of its interests in its assets or net profits is owned, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), by one or more Persons owning 35% (within the meaning of Section 856(d) of the Code) or more of the outstanding stock of the REIT.

(c)	None of the REIT, the Lessor, the Lessee or any direct or indirect subsidiary of the foregoing derives any income from the management company or any of its subsidiaries.

Environmental Authority: Any department, agency or other body or component of any Government that exercises any form of jurisdiction or authority under any Environmental Law.

Environmental Authorization: Any license, permit, order, approval, consent, notice, registration, filing or other form of permission or authorization required under any Environmental Law.

Environmental Laws: All applicable federal, state, local and foreign laws and regulations relating to pollution of the environment (including without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, a Release or threatened Release of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. Environmental Laws include but are not limited to CERCLA, FIFRA, RCRA, SARA and TSCA.

Environmental Liabilities: Any and all actual and potential obligations to pay the amount of any judgment or settlement, the cost of complying with any settlement, judgment or order for injunctive or other equitable relief, the cost of compliance or corrective action in response to any notice, demand or request from an Environmental Authority, the amount of any civil penalty or criminal fine, and any court costs and reasonable amounts for attorney’s fees, fees for witnesses and experts, and costs of investigation and preparation for defense of any claim or any Proceeding, regardless of whether such Proceeding is threatened, pending or completed, that may be or have been asserted against or imposed upon Lessor, Lessee, any Predecessor, the Leased Property or any property used therein and arising out of:

(a)	The failure of Lessee, Lessor, any Predecessor or the Leased Property to comply at any time with all Environmental Laws applicable to the Leased Property;

(b)	The presence of any Hazardous Materials on, in, under, at or in any way affecting the Leased Property;

(c)	A Release or threatened Release at any time of any Hazardous Materials on, in, at, under or in any way affecting the Leased Property;

(d)	Identification of Lessee, Lessor or any Predecessor as a potentially responsible party under CERCLA or under any Environmental Law similar to CERCLA;

(e)	The presence at any time of any above-ground and/or underground storage tanks, as defined in RCRA or in any applicable Environmental Law on, in, at or under the Leased Property or any adjacent site or facility to the extent emanating from the Leased Property onto such adjacent site or facility; or

(f)	Any and all claims for injury or damage to Persons or property arising out of exposure to Hazardous Materials originating or located at the Leased Property, or resulting from operation thereof or any adjoining property to the extent emanating from the Leased Property onto such adjacent site or facility.

Event of Default: As defined in Section 16.1.

Expiration Date: The date set forth in Section 1.2 as the expiration date.

Fair Market Value: The amount equal to the price that a willing buyer not compelled to buy would pay a willing seller not compelled to sell for such asset, such price to be determined by a reputable MAI designated appraiser selected by Lessor

FF&E: As defined in Section 1.1(e).

FIFRA: The Federal Insecticide, Fungicide, and Rodenticide Act, as amended.

Fiscal Year: The 12-month period from January 1 to December 31; provided, that, to the extent any computation or other provision hereof provides for an action to be taken on a Fiscal Year basis, an appropriate proration or other adjustment shall be made in respect of the initial and final Fiscal Years to reflect that such periods are less than a full calendar year.

Fixtures: As defined in Section 1.1(d).

Full Replacement Cost: As defined in Section 13.2.

GAAP: As of any date of determination, accounting principles (a) set forth as generally accepted in then currently effective Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) set forth as generally accepted in then currently effective Statements of the Financial Accounting Standards Board or (c) that are then approved by such other entity as may be approved by a significant segment of the accounting profession in the United States of America. The term “consistently applied,” as used in connection therewith, means that the accounting principles applied are consistent in all material respects to those applied at prior dates or for prior periods.

Government: The United States of America, any state, district or territory thereof, any foreign nation, any city, county, state, district, department, territory or other political division thereof, or any political subdivision of any of the foregoing.

Gross Revenues: All revenues and receipts of every kind received from operating the Hotel and all departments and parts thereof determined in accordance with generally accepted accounting principles and the Uniform System, including but not limited to, revenue from both cash and credit transactions, provided, however, Gross Revenues shall not include (a) federal, state or municipal excise, sales or use taxes or similar impositions collected directly from customers, patrons or guests or included as part of the sales prices of any goods or services paid over to federal, state or municipal governments, (b) property insurance or condemnation proceeds (excluding proceeds from business interruption coverage), (c) proceeds from the sale or refinance of assets other than sales in the ordinary course of business, (d) funds furnished by the Lessor, (e) judgments and awards, (f) the amount of all credits, rebates or refunds (which shall be deductions from Gross Revenues) to customers, patrons or guests, (g) interest income, (h) lease security deposits unless and until forfeiture, and (i) gratuities and items constituting “allowances” under the Uniform System.

Hazardous Materials: All chemicals, pollutants, contaminants, wastes and toxic substances, including without limitation:

(a)	Solid or hazardous waste, as defined in RCRA or in any Environmental Law;

(b)	Hazardous substances, as defined in CERCLA or in any Environmental Law;

(c)	Toxic substances, as defined in TSCA or in any Environmental Law;

(d)	Insecticides, fungicides, or rodenticides, as defined in FIFRA or m any Environmental Law;

(e)	Gasoline or any other petroleum product or byproduct, polychlorinated biphenols, asbestos and urea formaldehyde;

(f)	Asbestos or asbestos containing material;

(g)	Urea formaldehyde foam insulation; and

(h)	Radon gas.

Hotel: As defined in Section 1.1.

Hotel Agreements: the Management Agreement and any future franchise and/or license agreement relating to the Hotel.

Impositions: Collectively, all taxes (including, without limitation, all Real Estate Taxes, and, sales and use, occupancy, single business, gross receipts, transaction privilege, rent or similar taxes as the same relate to or are imposed upon Lessor, Lessee or Lessee’s business conducted upon the Leased Property), assessments (including, without limitation, all assessments for public improvements or benefit, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term), ground rents, water, sewer or other rents and charges, excises, tax inspection, authorization and similar fees and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Property or the business conducted thereon by Lessee (including all interest and penalties thereon caused by any failure in payment by Lessee), which at any time prior to, during or with respect to the Term hereof may be assessed or imposed on or with respect to or be a lien upon (a) Lessor’s interest in the Leased Property, (b) the Leased Property, or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on or in connection with the Leased Property, or the leasing or use of the Leased Property or any part thereof by Lessee. Nothing contained in this definition of Impositions shall be construed to require Lessee to pay (1) any tax based on net income (whether denominated as a franchise or capital stock or other tax) imposed on Lessor or any other Person, or (2) any net revenue tax of Lessor or any other Person, or (3) any tax imposed with respect to the sale, exchange or other disposition by Lessor of any Leased Property or the proceeds thereof, or (4) any single business, gross receipts (other than a tax on any rent received by Lessor from Lessee), transaction, privilege or similar taxes as the same relate to or are imposed upon Lessor, except to the extent that any tax, assessment, tax levy or charge that Lessee is obligated to pay pursuant to the first sentence of this definition and that is in effect at any time during the Term hereof is totally or partially repealed, and a tax, assessment, tax levy or charge set forth in clause (1) or (2) is levied, assessed or imposed expressly in lieu thereof.

Improvements: As defined in Section 1.1(b).

Indemnified Party: Either a Lessee Indemnified Party or a Lessor Indemnified Party, as applicable.

Indemnifying Party: Any party obligated to indemnify an Indemnified Party pursuant to Sections 8.3 or 22.1.

Inventory: All “Inventories” and “Operating Equipment” as each such term is defined in the Uniform System, including, but not limited to, food, beverages, gift merchandise, guest supplies, and linens, china, silver, glassware and other non-depreciable personal property, any Consumable Supplies, a any property of the type described in Section 1221(a)(1) of the Code

Insurance Requirements: All terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy.

Land: As defined in Section 1.1(a).

Lease: As defined in the introduction.

Lease Year: Any 12-month period from January 1 through December 31 during the Term, or any shorter period within a calendar year at the beginning or end of the Term.

Leased Property: As defined in Section 1.1.

Legal Requirements: All federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting either the Leased Property or the maintenance, construction, use, operation or alteration thereof (whether by Lessee or otherwise), whether or not hereafter enacted and in force, including (a) all laws, rules or regulations pertaining to the environment, occupational health and safety and public health, safety or welfare, and (b) any laws, rules or regulations that may (1) require repairs, modifications or alterations in or to the Leased Property or (2) in any way adversely affect the use and enjoyment thereof; and all permits, licenses and authorizations and regulations relating thereto and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Lessee (other than encumbrances created by Lessor after the date hereof without the consent of Lessee), at any time in force affecting the Leased Property.

Lessee: The Lessee designated on this Lease and its permitted successors and assigns.

Lessee Indemnified Party: Lessee, any Affiliate of Lessee, any other Person against whom any claim for indemnification may be asserted hereunder as a result of a direct or indirect ownership interest (including a stockholder’s interest) in Lessee, the officers, directors, stockholders, partners, members, employees, contractors, agents and representatives of any of the foregoing and any corporate stockholder, agent, or representative of any of the foregoing, and the respective heirs, personal representatives, successors and assigns of any such officer, director, stockholder, employee, agent or representative.

Lessee’s Personal Property: As defined in Section 6.2.

Lessor: The Lessor designated on this Lease and its respective successors and assigns.

Lessor Indemnified Party: Lessor, any Affiliate of Lessor, any other Person against whom any claim for indemnification by a third party may be asserted hereunder as a result of a direct or indirect ownership interest in Lessor, the officers, trustees, directors, stockholders, partners, members, employees, contractors, agents and representatives of any of the foregoing Persons and of any stockholder, partner, member, agent, or representative of any of the foregoing Persons, and the respective heirs, personal representatives, successors and assigns of any such officer, trustee, director, partner, member, stockholder, employee, agent or representative.

Licenses: As defined in Section 27.1.

Loan Documents: As defined in Section 13.1.

Management Agreement: (i) The Management Agreement referred to in Recital B of this Agreement, and as the same was assigned and assumed immediately prior hereto by Lessee pursuant to that certain Assignment, Assumption and Amendment of Management Agreement by and among Manager, Lessor, and Lessee; and (ii) any replacement or successor agreement for the management of the Hotel approved by Lessor pursuant to Section 19.2.

Manager: The management company designated under the Management Agreement to manage the Hotel and that is a third-party independent contractor experienced in the management of hotels of similar type and quality to the Leased Property and an Eligible Independent Contractor.

Notice: A notice given pursuant to Article 26.

Officer’s Certificate: A certificate of Lessee signed by officer, director or other Person authorized so to sign by the operating agreement of Lessee or Lessee’s managing member, or any other person whose power and authority to act has been authorized by delegation in writing.

Overdue Rate: On any date, a rate equal to the Base Rate plus 5% per annum, but in no event greater than the maximum rate then permitted under applicable Legal Requirements.

Payment Date: Any due date for the payment of any installment of Base Rent.

Percentage Rent: As defined in Section 3.1(b).

Person: Any Government, natural person, corporation, partnership, limited liability company, stock company, association, joint venture company, sole proprietorship, trust, bank, trust company, land trust, business trust or other legal entity.

Predecessor: Any Person whose liabilities arising under any Environmental Law have or may have been retained or assumed by Lessor or Lessee, either contractually or by operation of law, relating to the Leased Property.

Primary Intended Use: As defined in Section 7.2(b).

Proceeding: Any judicial action, suit or proceeding (whether civil or criminal), any administrative proceeding (whether formal or informal), any investigation by a governmental authority or entity (including a grand jury), and any arbitration, mediation or other non-judicial process for dispute resolution.

RCRA: The Resource Conservation and Recovery Act, as amended.

Real Estate Taxes: All real estate taxes, including general and special assessments, if any, which are imposed upon the Land and the Improvements thereon.

REIT: NRI Real Token, Inc., a Maryland corporation.

Release: A “Release” as defined in CERCLA or in any Environmental Law, unless such Release has been properly authorized and permitted in writing by all applicable Environmental Authorities or is allowed by such Environmental Law without authorizations or permits.

Rent: All Base Rent, Percentage Rent and Additional Charges payable by Lessee to Lessor hereunder.

SARA: The Superfund Amendments and Reauthorization Act of 1986, as amended.

Security Instrument: As defined in Section 12.1.

State: The State, District or Commonwealth of the United States in which the Leased Property is located.

Taking: A permanent or temporary taking or voluntary conveyance during the Term hereof of all or part of the Leased Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any Condemnation or other eminent domain proceeding affecting the Leased Property whether or not the same shall have actually been commenced.

Tax Law Change: A change in the Code (including a change in the Treasury regulations promulgated thereunder) or in the judicial or administrative interpretations of the Code that, in Lessor’s determination, will permit Lessor or an Affiliate thereof to operate the Hotel without adversely affecting the REIT’s qualification for taxation as a real estate investment trust.

Tax Structure Change: A change in the corporate or tax structure of the REIT and/or its Affiliates that, in Lessor’s determination, will permit an Affiliate of the REIT to lease the Leased Property from Lessor or another Affiliate or to operate the Leased Property directly or indirectly without adversely affecting the REIT’s qualification for taxation as a real estate investment trust, if applicable.

Term: As defined in Section 1.2.

TSCA: The Toxic Substances Control Act, as amended.

Unavoidable Delay: Delays or other consequences due to acts of God (including adverse weather conditions), acts of the state or federal government in its sovereign or contractual capacity, war, civil disturbance, riot or mob violence, terrorism, earthquake, flood, fire or other casualty, epidemic, quarantine restriction, labor strikes or lockout, freight embargo, or similar causes beyond the reasonable control of the party responsible for performing an obligation hereunder; provided that (i) lack of funds shall not be deemed a cause beyond the reasonable control of either party hereto, and (ii) any such occurrence is an extraordinary, as opposed to a routine or cyclical, material event that was not reasonably foreseeable.

Uneconomic for its Primary Intended Use: A state or condition of the Hotel such that, in the good faith judgment of Lessee, reasonably exercised and evidenced by the resolution of the board of directors or other governing body of Lessee, the Hotel cannot be operated on a commercially practicable basis for its Primary Intended Use.

Uniform System. The Uniform System of Accounts for the Lodging Industry, Eleventh Revised Edition, 2014 as published by the American Hotel and Lodging Association, as the same may hereafter be revised or updated.

Unsuitable for its Primary Intended Use: A state or condition of the Hotel such that, in the good faith judgment of Lessee, reasonably exercised and evidenced by the resolution of the board of directors or other governing body of Lessee, due to casualty damage or loss through Condemnation, the Hotel cannot function as a hotel consistent with standards applicable to a well maintained and operated hotel.

Article 3

BASE RENT; PERCENT AGE RENT; ADDITIONAL CHARGES

Section 3.1 Rent. Lessee will pay to Lessor, in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, in immediately available funds, at Lessor’s address set forth in Article 26 hereof or at such other place or to such other Person, as Lessor from time to time may designate in a Notice, the greater of the following:

(a) Base Rent: the annual amount of Base Rent set forth on Exhibit “B” (the “Base Rent”), which shall be payable one-twelfth (1/12th) monthly on or before the second Business Day after the required payment date under the Management Agreement for amounts due from Manager thereunder relating to each monthly distribution to Owner; provided, however, that Base Rent shall be prorated as to any partial Lease Year; or

(b) Percentage Rent: an amount of percentage rent (“Percentage Rent”), calculated for each calendar quarter in accordance with the provisions of Exhibit “B”, which amount shall be payable on or before the twenty first (21st) day of the following calendar quarter, beginning on the date as set forth on Exhibit “B”.

(c) Officer’s Certificates. Lessee shall, upon request of Lessor and no more frequently than quarterly of each Lease Year, deliver to Lessor an Officer’s Certificate in form reasonably acceptable to Lessor, setting forth the calculation of such rent payment for such quarter. Such quarterly payments shall be as set forth in Section 3.1(b).

In addition, on or before January 25 of each year, commencing with January 25 first following the end of the Fiscal Year in which the Commencement Date occurs, Lessee shall upon the request of Lessor deliver to Lessor an Officer’s Certificate reasonably acceptable to Lessor setting forth the computation of Percentage Rent accrued and paid during the Fiscal Year that ended on the immediately preceding December 31. If the annual Percentage Rent due and payable for any Fiscal Year (as shown in the applicable Officer’s Certificate) is greater than the Base Rent and exceeds the amount actually paid as Percentage Rent by Lessee for such Fiscal Year, Lessee shall pay such excess to Lessor at the time such certificate is delivered. If the Percentage Rent actually due and payable for such Fiscal Year is greater than the Base Rent and is shown by such certificate to be less than the amount actually paid as Percentage Rent for the applicable Fiscal Year, Lessor, at its option, shall reimburse such amount to Lessee to the extent such combined sums of Percentage Rent and reimbursement amount exceed the Base Rent for such applicable Fiscal Year, within thirty (30) days after Lessee’s delivery of the applicable Officer’s Certificate or credit such amount against the following months’ Rent payments. If Lessor elects to credit such amount against the following months’ Rent payments and any portion of such amount has not been credited in full upon the expiration or termination of this Lease, Lessor shall reimburse the remaining portion of such amount that has not been credited to Lessee within thirty (30) days after the expiration or termination of this Lease.

Any difference between the annual Percentage Rent due and payable for any Fiscal Year (as shown in the applicable Officer’s Certificate or as adjusted pursuant to this Section 3.1(c)) and the total amount of quarterly payments for such Fiscal Year actually paid by Lessee as Percentage Rent, whether in favor of Lessor or Lessee, shall bear interest at the Overdue Rate, which interest shall accrue from the date which is 30 days after the date of such Officer’s Certificate until the amount of such difference shall be paid or otherwise discharged. Any such interest payable to Lessor shall be deemed to be and shall be payable as Additional Charges.

The obligation to pay Percentage Rent shall survive the expiration or earlier termination of the Term, and a final reconciliation, taking into account, among other relevant adjustments, any adjustments which are accrued after such expiration or termination date but which related to Percentage Rent accrued prior to such termination date, and Lessee’s good faith best estimate of the amount of any unresolved contractual allowances, shall be made not later than two years after such expiration or termination date, but Lessee shall advise Lessor within sixty (60) days after such expiration or termination date of Lessee’s best estimate at that time of the approximate amount of such adjustments, which estimate shall not be binding on Lessee or have any legal effect whatsoever.

(d) Capital Expenditures; Loan Payments. Any amounts funded by Lessee to pay any amounts due under any Loan Documents out of Lessee’s own funds (as opposed to out of Gross Revenues) shall be a credit to Rent payable hereunder. Any amounts funded by Lessee to any Capital Expenditure Reserve shall be paid to Lessee by Lessor promptly upon written demand therefor and there shall be no adjustment to Rent payable hereunder.

Section 3.2 Confirmation of Percentage Rent.

Lessee shall utilize, or cause to be utilized, an accounting system for the Leased Property in accordance with its usual and customary practices, and in accordance with GAAP, that will accurately record all data necessary to compute Percentage Rent, and Lessee shall retain, for at least four (4) years after the expiration of each Fiscal Year (and in any event until the reconciliation described in Section 3.1(c) for such Fiscal Year has been made), reasonably adequate records conforming to such accounting system showing all data necessary to compute Percentage Rent for the applicable Fiscal Years. Lessor, at its expense (except as provided hereinbelow), shall have the right from time to time by its accountants or representatives to audit the information that formed the basis for the data set forth in any Officer’s Certificate provided under Section 3.1(c) and, in connection with such audits, to examine all Lessee’s records (including supporting data, franchisor reports and sales and excise tax returns) reasonably required to verify Percentage Rent, subject to any prohibitions or limitations on disclosure of any such data under Legal Requirements. If any such audit discloses a deficiency in the payment of Percentage Rent, and either Lessee agrees with the result of such audit or the matter is otherwise determined or compromised, Lessee shall forthwith pay to Lessor the amount of the deficiency, as finally agreed or determined, together with interest at the Overdue Rate from the date when said payment should have been made to the date of payment thereof; provided, however, that as to any audit that is commenced more than two years after the date Percentage Rent for any Fiscal Year is reported by Lessee to Lessor, the deficiency, if any, with respect to such Percentage Rent shall bear interest at the Overdue Rate only from the date such determination of deficiency is made unless such deficiency is the result of gross negligence or willful misconduct on the part of Lessee, in which case interest at the Overdue Rate will accrue from the date such payment should have been made to the date of payment thereof. If any such audit discloses that the Percentage Rent actually due from Lessee for any Fiscal Year exceed those reported and paid by Lessee by more than 3%, Lessee shall pay the reasonable cost of such audit and examination. Any proprietary information obtained by Lessor pursuant to the provisions of this Section shall be treated as confidential, except that such information may be used, subject to appropriate confidentiality safeguards, in any litigation between the parties and except further that Lessor may disclose such information to any lender of Lessor and any existing or prospective lender, investor, consultant or other professional advisor of Lessor. The obligations of Lessee contained in this Section shall survive the expiration or earlier termination of this Lease.

Section 3.3 Additional Charges. In addition to the Base Rent and Percentage Rent, (a) Lessee also will pay and discharge as and when due and payable all other amounts, liabilities, obligations and Impositions that Lessee assumes or agrees to pay under this Lease, and (b) in the event of any failure on the part of Lessee to pay any of those items referred to in clause (a) of this Section 3.3, Lessee also will promptly pay and discharge every fine, penalty, interest and cost that may be added for non-payment or late payment of such items (the items referred to in clauses (a) and (b) of this Section 3.3 being additional rent hereunder and being referred to herein collectively as the “Additional Charges”), and Lessor shall have all legal, equitable and contractual rights, powers and remedies provided either in this Lease or by statute or otherwise in the case of non-payment of the Additional Charges as in the case of non-payment of the Base Rent, including, but not limited to, the right, but not the obligation to pay such Additional Charges on behalf of the Lessee and to require reimbursement thereof by Lessee, together with interest thereon at the Overdue Rate. If any installment of Base Rent, Percentage Rent or Additional Charges (but only as to those Additional Charges that are payable directly to Lessor) shall not be paid on its due date, Lessee will pay Lessor on demand, as Additional Charges, a late charge (to the extent permitted by applicable Legal Requirements) computed at the Overdue Rate on the amount of such installment, from the due date of such installment to the date of payment thereof. To the extent that Lessee pays any Additional Charges to Lessor pursuant to any requirement of this Lease, Lessee shall be relieved of its obligation to pay such Additional Charges to the entity to which they would otherwise be due and Lessor shall pay same from monies received from Lessee.

Section 3.4 Net Lease Provision. The Rent shall be paid absolutely net to Lessor, so that this Lease shall yield to Lessor the full amount of the installments of Base Rent, Percentage Rent and Additional Charges throughout the Term, all as more fully set forth in Article 5, but subject only to the other provisions of this Lease that expressly provide for adjustment or abatement of Rent or other charges or expressly provide that certain expenses or maintenance shall be paid or performed by Lessor.

Article 4
IMPOSITIONS

Section 4.1 Payment of Impositions. Subject to Article 12 relating to permitted contests, Lessee will pay, or cause to be paid, all Impositions (other than Real Estate Taxes which shall be paid by Lessor) before any fine, penalty, interest or cost may be added for non-payment, such payments to be made directly to the taxing or other authorities where feasible, and will promptly furnish to Lessor copies of official receipts or other satisfactory proof evidencing such payments. Lessee’s obligation to pay such Impositions shall be deemed absolutely fixed upon the date such Impositions become a lien upon the Leased Property or any part thereof. If any such Imposition may, at the option of the taxpayer, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition) and provided that installment payments are permitted under the Loan Documents, Lessee may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and in such event, shall pay such installments during the Term hereof (subject to Lessee’s right of contest pursuant to the provisions of Article 12) as the same respectively become due and before any fine, penalty, premium, further interest or cost may be added thereto. Lessor, at its expense, shall, to the extent required or permitted by applicable Legal Requirements, prepare and file all tax returns in respect of Lessor’s net income, gross receipts, sales and use, single business, transaction privilege, rent, ad valorem, franchise taxes, Real Estate Taxes and taxes on its capital stock, and Lessee, at its expense, shall, to the extent required or permitted by applicable Legal Requirements and regulations, prepare and file all other tax returns and reports in respect of any Imposition as may be required by governmental authorities. If any refund shall be due from any taxing authority in respect of any Imposition paid by Lessee, the same shall be paid over to or retained by Lessee if no Event of Default shall have occurred hereunder and be continuing. If an Event of Default shall have occurred and be continuing, any such refund shall be paid over to or retained by Lessor. Any such funds retained by Lessor due to an Event of Default shall be applied as provided in Article 16. Lessor and Lessee shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports. Lessee shall file all personal property tax returns in such jurisdictions where it is legally required to so file. Lessor, to the extent it possesses the same, and Lessee, to the extent it possesses the same, will provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Lessor is legally required to file personal property tax returns (other than in connection with Lessee’s Personal Property which shall be Lessee’s obligation), Lessor shall provide Lessee with copies of assessment notices in sufficient time for Lessee to file a protest. Lessee may, upon notice to Lessor, at Lessee’s option and at Lessee’s sole expense, protest, appeal, or institute such other proceedings (in its or Lessor’s name) as Lessee may deem appropriate to effect a reduction of personal property assessments for those Impositions to be paid by Lessee, and Lessor, at Lessee’s expense as aforesaid, shall fully cooperate with Lessee in such protest, appeal, or other action. Lessee hereby agrees to indemnify, defend, and hold harmless Lessor from and against any claims, obligations, and liabilities against or incurred by Lessor in connection with such cooperation. Billings for reimbursement of personal property taxes by Lessee to Lessor shall be accompanied by copies of a bill therefor and payments thereof which identify the personal property with respect to which such payments are made. Lessor, however, reserves the right to effect any such protest, appeal or other action and, upon notice to Lessee, shall control any such activity, which shall then go forward at Lessor’s sole expense. Upon such notice, Lessee, at Lessor’s expense, shall cooperate fully with such activities.

Section 4.2 Notice of Impositions. To the extent Lessor is notified of any Impositions, Lessor shall give prompt Notice to Lessee of such Impositions payable by Lessee hereunder, provided that Lessor’s failure to give any such Notice shall in no way diminish Lessee’s obligations hereunder to pay such Impositions, but such failure shall obviate any default hereunder for a reasonable time after Lessee receives Notice of any Imposition which it is obligated to pay during the first taxing period applicable thereto.

Section 4.3 Adjustment of Impositions. Impositions imposed in respect of the tax-fiscal period during which the Term terminates shall be adjusted and prorated on a cash basis (if such Impositions are assessed on a cash basis) otherwise on an accrual basis between Lessor and Lessee as of the date of the termination of the Term, whether or not such Imposition is imposed before or after such termination, and Lessee’s obligation to pay its prorated share thereof after termination shall survive such termination.

Section 4.4 Utility Charges. Lessee will be solely responsible for obtaining and maintaining utility services to the Leased Property and will pay or cause to be paid, as and when due, unless otherwise contested as permitted herein, all charges for electricity, gas, oil, water, sewer and other utilities used in the Leased Property during the Term.

Article 5
NO TERMINATION; ABATEMENT

Section 5.1 No Termination, Abatement, etc. Lessee shall remain bound by this Lease in accordance with its terms and shall neither take any action without the written consent of Lessor to modify, surrender or terminate the same, nor except as specifically provided in Section 14.5 hereof, seek nor be entitled to any abatement, deduction, deferment or reduction of the Rent, or setoff against the Rent, nor shall the obligations of Lessee be otherwise affected by reason of (a) any damage to, or destruction of, any Leased Property or any portion thereof from whatever cause or any Taking of the Leased Property or any portion thereof, (b) the lawful or unlawful prohibition of, or restriction upon, Lessee’s use of the Leased Property, or any portion thereof, or the interference with such use by any Person, corporation, partnership or other entity, or by reason of eviction by paramount title, (c) any claim which Lessee has or might have against Lessor by reason of any default or breach of any warranty by Lessor under this Lease or any other agreement between Lessor and Lessee, or to which Lessor and Lessee are parties, (d) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Lessor or any assignee or transferee of Lessor, or (e) for any other cause whether similar or dissimilar to any of the foregoing other than a discharge of Lessee from any such obligations as a matter of applicable Legal Requirements. Lessee hereby specifically waives all rights, arising from any occurrence whatsoever, which may now or hereafter be conferred upon it by applicable Legal Requirements to (1) modify, surrender or terminate this Lease or quit or surrender the Leased Property or any portion thereof, or (2) entitle Lessee to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Lessee hereunder, except as otherwise specifically provided in this Lease (including Section 14.5 hereof). The obligations of Lessee hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Lessee hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease or by termination of this Lease other than by reason of an Event of Default.

Section 5.2 Abatement Procedures. In the event of a partial Taking as described in Section 15.5, the Lease shall not terminate, but the Base Rent shall be abated in the manner and to the extent that is fair, just and equitable to both Lessee and Lessor, taking into consideration, among other relevant factors, amount and nature of square footage, or the revenues affected by such partial Taking. If Lessor and Lessee are unable to agree upon the amount of such abatement within thirty (30) days after such partial Taking, the matter may be submitted by either party to a court of competent jurisdiction for resolution.

Article 6
PERSONAL PROPERTY; LANDLORD’S LIEN

Section 6.1 Ownership of the Leased Property. Lessee acknowledges that the Leased Property is the property of Lessor and that Lessee has only the right to the possession and use of the Leased Property upon the terms and conditions of this Lease.

Section 6.2 Lessee’s Personal Property. At all times during the Term, Lessee will maintain or cause Manager to maintain the Leased Property in the manner contemplated by this Lease. Without limiting the foregoing, at all times during the Term, Lessee shall maintain, or cause Manager to maintain, Inventory consistent with the amount of Inventory which is consistently maintained in a hotel of the type and character of the Hotel and is otherwise required to operate the Leased Property in a manner contemplated by this Lease and the Hotel Agreements. Lessee may (and shall as provided hereinbelow), at its expense, but subject to the Hotel Agreements, install, affix or assemble or place on any parcels of the Land or in any of the Improvements, any items of personal property (including Inventory) owned by Lessee (collectively. the “Lessee’s Personal Property”). Lessee may, subject to the conditions set forth herein, remove any of Lessee’s Personal Property upon the expiration or any prior termination of the Term. All of Lessee’s Personal Property not removed by Lessee within ten days following the expiration or earlier termination of the Term shall be considered abandoned by Lessee and may be appropriated, sold, destroyed or otherwise disposed of by Lessor without first giving Notice thereof to Lessee, without any payment to Lessee and without any obligation to account therefor. Lessee will, at its expense, restore the Leased Property to the condition required by Section 9.1(c), including repair of all damage to the Leased Property caused by the removal of Lessee’s Personal Property, whether effected by Lessee or Lessor.

Section 6.3 Equipment Lease Property. Equipment Lease Property. Personal property utilized at the Hotel which is leased pursuant to equipment leases which expire on or before the termination of this Lease shall, at the option of Lessor, become the property of Lessor without the payment of additional consideration by Lessor except for any consideration which must be paid to the equipment lessor on expiration of the equipment lease to acquire title thereto subject, however, to the provisions of paragraph 1 of Exhibt C hereof. Lessee shall cooperate with Lessor to assume the transfer of title to such leased property to Lessor and shall give Notice to Lessor of any such leases and of the expiration dates thereof.

Section 6.4 Lessor’s Lien. To the fullest extent permitted by applicable Legal Requirements, Lessor is granted a lien and security interest on all of Lessee’s Personal Property now or hereinafter placed in or upon the Leased Property, and such lien and security interest shall remain attached to Lessee’s Personal Property until payment in full of all Rent and satisfaction of all of Lessee’s obligations hereunder; provided, however, Lessor shall subordinate its lien and security interest to that of any non-Affiliate of Lessee which finances such Lessee’s Personal Property or any non-Affiliate conditional seller of such Lessee’s Personal Property, the terms and conditions of such subordination to be satisfactory to Lessor in the exercise of reasonable discretion. Lessee authorizes Lessor to execute such financing statements or other documents or instruments reasonably required by Lessor to perfect the lien and security interests herein granted. Lessee confirms that Lessee’s principal place of business is c/o NRI International, 1340 S Dixie Highway, Suite 612, Coral Gables, Florida 33146, its legal name is NRI Real Token Tenant, LLC., its state or organization is Delaware and its organizational identification number, if applicable, is 60774997.

Article 7
CONDITIONS; USE

Section 7.1 Condition of the Leased Property. Lessee acknowledges receipt and delivery of possession of the Leased Property. Lessee has examined and otherwise has knowledge of the condition of the Leased Property and has found the same to be satisfactory for its purposes hereunder. LESSEE IS LEASING THE LEASED PROPERTY “AS IS” IN ITS PRESENT CONDITION. LESSEE WAIVES ANY CLAIM OR ACTION AGAINST LESSOR IN RESPECT OF THE CONDITION OF THE LEASED PROPERTY. LESSOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY, OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY LESSEE. LESSEE ACKNOWLEDGES THAT THE LEASED PROPERTY HAS BEEN INSPECTED BY LESSEE AND IS SATISFACTORY TO IT. Provided, however, to the extent permitted by applicable Legal Requirements, Lessor hereby assigns to Lessee all of Lessor’s rights to proceed against any predecessor in title other than Lessee for breaches of warranties or representations or for defects in the Leased Property. Lessor shall fully cooperate with Lessee in the prosecution of any such claim, in Lessor’s or Lessee’s name, all at Lessee’s sole cost and expense. Lessee hereby agrees to indemnify, defend and hold harmless Lessor from and against any claims, obligations and liabilities against or incurred by Lessor in connection with such cooperation.

Section 7.2 Use of the Leased Property.

(a) Lessee covenants that it will, or will cause Manager to, proceed with all commercially reasonable due diligence and will exercise its commercially reasonable efforts to obtain and to maintain all permits, licenses and approvals (including liquor licenses) needed to use and operate the Leased Property as a hotel under applicable Legal Requirements and in accordance with the Hotel Agreements.

(b) Lessee shall use or cause to be used the Leased Property only as a hotel, and for such other uses as may be necessary or incidental to such use or such other use as otherwise approved by Lessor (the “Primary Intended Use”). Lessee shall not use the Leased Property or any portion thereof for any other use without the prior written consent of Lessor, which consent may be granted, denied or conditioned in Lessor’s sole discretion. No use shall be made or permitted to be made of the Leased Property, and no acts shall be done, which will cause the cancellation or increase the premium of any insurance policy covering the Leased Property or any part thereof (unless another adequate policy satisfactory to Lessor is available and Lessee pays any premium increase), nor shall Lessee sell or permit to be kept, used or sold in or about the Leased Property any article which may be prohibited by Legal Requirements or fire underwriter’s regulations. Lessee shall, at its sole cost, comply, and shall cause Manager to comply, with all of the requirements pertaining to the Leased Property of any insurance board, association, organization or company necessary for the maintenance of insurance, as herein provided, covering the Leased Property and Lessee’s Personal Property, which shall be performed at Lessee’s sole cost, except to the extent such compliance requires performance of a Capital Improvement that is the Lessor’s obligation hereunder.

(c) Subject to the provisions of articles 14, 15 and 21, Lessee covenants and agrees that during the Term it will (1) operate or cause to operate continuously the Leased Property for the Primary Intended Use, (2) maintain appropriate certifications and licenses for such use and (3) will seek to maximize the Gross Revenues generated therefrom consistent with sound business practices.

(d) Lessee shall not commit or suffer to be committed any waste on the Leased Property, or in the hotel, nor shall Lessee cause or permit any nuisance thereon.

(e) Lessee shall neither suffer nor permit the Leased Property or any portion thereof, or Lessee’s Personal Property, to be used in such a manner as (1) might reasonably tend to impair Lessor’s (or Lessee’s, as the case may be) title thereto or to any portion thereof, or (2) may reasonably make possible a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the Leased Property or any portion thereof, except as necessary in the ordinary and prudent operation of the Hotel on the Leased Property.

Section 7.3 Lessor to Grant Easements, etc. Lessor will, from time to time, so long as no Event of Default has occurred and is continuing, at the request of Lessee and at Lessee’s cost and expense (but subject to the approval of Lessor, which approval shall not be unreasonably withheld or delayed and the consent of any lender of Lessor, if applicable), (a) grant easements and other rights in the nature of easements with respect to the Leased Property to third parties, (b) release existing easements or other rights in the nature of easements which are for the benefit of the Leased Property, (c) dedicate or transfer unimproved portions of the Leased Property for road, highway or other public purposes, (d) execute petitions to have the Leased Property annexed to any municipal corporation or utility district, (e) execute amendments to any covenants and restrictions affecting the Leased Property and (f) execute and deliver to any person any instrument appropriate to confirm or effect such grants, releases, dedications, transfers, petitions and amendments (to the extent of its interests in the Leased Property), but only upon delivery to Lessor of an Officer’s Certificate stating that such grant, release, dedication, transfer, petition or amendment is not detrimental to the proper conduct of the business of Lessee on the Leased Property and does not materially reduce the value of the Leased Property.

Article 8
COMPLIANCE WITH APPLICABLE LEGAL REQUIREMENTS

Section 8.1 Compliance with Legal and Insurance Requirements, etc. Subject to Section 8.3(c) below and Article 12 relating to permitted contests, and subject further to the obligations of Lessor with respect to Capital Improvements as set forth in Section 9.1(b), Lessee, at its expense, will promptly (a) comply with all applicable Legal Requirements and Insurance Requirements in respect of the use, operation, maintenance, repair and restoration of the Leased Property, and (b) procure, maintain and comply, or cause Manager to maintain and comply, with all appropriate licenses and other authorizations required for any use of the Leased Property and Lessee’s Personal Property then being made, and for the proper erection, installation, operation and maintenance of the Leased Property or any part thereof.

Section 8.2 Legal Requirement Covenants. Lessee covenants and agrees that the Leased Property and Lessee’s Personal Property shall not be used for any unlawful purpose, and that Lessee shall not permit or suffer to exist any unlawful use of the Leased Property by others. Lessee shall acquire and maintain all appropriate licenses, certifications, permits and other authorizations and approvals needed to operate the Leased Property in its customary manner for the Primary Intended Use, and any other lawful use conducted on the Leased Property as may be permitted from time to time hereunder. Lessee further covenants and agrees that Lessee’s use of the Leased Property and maintenance, alteration, and operation of the same, and all parts thereof, shall at all times conform to all Legal Requirements, unless the same are finally determined by a court of competent jurisdiction to be unlawful (and Lessee shall cause all such sub-tenants, invitees or others (including Manager) to so comply with all Legal Requirements). Lessee may, however, upon prior Notice to Lessor and pursuant to Article 12 hereof and subject to all requirements and conditions of the Loan Documents, contest the legality or applicability of any such Legal Requirement or any licensure or certification decision if Lessee maintains such action in good faith, with due diligence, without prejudice to Lessor’s rights hereunder, and at Lessee’s sole expense.

Section 8.3 Environmental Covenants. Lessor and Lessee (in addition to, and not in diminution of, Lessee’s covenants and undertakings in Sections 8.1 and 8.2 hereof) covenant and agree as follows:

(a) At all times hereafter until such time as all liabilities, duties or obligations of Lessee to the Lessor under the Lease have been satisfied in full, Lessee shall fully comply with all Environmental Laws applicable to the Leased Property and the operations thereon unless caused by the willful misconduct or gross negligence of Lessor. Lessee agrees to give Lessor written notice of the following, promptly after Lessee receives knowledge thereof: (1) all Environmental Liabilities; (2) all pending, threatened or anticipated Proceedings, and all notices, demands, requests or investigations, relating to any Environmental Liability or relating to the issuance, revocation or change· in any Environmental Authorization required for operation of the Leased Property; (3) all Releases at, on, in, under or in any way affecting the Leased Property, or any Release at, on, in or under any property adjacent to the Leased Property; and (4) all facts, events or conditions that could reasonably lead to the occurrence of any of the above-referenced matters.

(b) Lessee hereby agrees to defend, indemnify and save harmless any and all Lessor Indemnified Parties from and against any and all Environmental Liabilities except to the extent caused by the willful misconduct or gross negligence of Lessor.

(c) Lessor hereby agrees to defend, indemnify and save harmless the Lessee Indemnified Parties from and against any and all Environmental Liabilities to the extent caused by the willful misconduct or gross negligence of Lessor.

(d) If any Proceeding is brought against any Indemnified Party in respect of an Environmental Liability with respect to which such Indemnified Party may claim indemnification hereunder the Indemnifying Party, upon request, shall at its sole expense resist and defend such Proceeding, or cause the same to be resisted and defended by counsel designated by the Indemnified Party and approved by the Indemnifying Party, which approval shall not be unreasonably withheld; provided, however, that such approval shall not be required in the case of defense by counsel designated by any insurance company undertaking such defense pursuant to any applicable policy of insurance. Each Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel will be at the sole expense of such Indemnified Party unless such counsel has been approved by the Indemnifying Party, which approval shall not be unreasonably withheld. The Indemnifying Party shall not be liable for any settlement of any such Proceeding made without its consent, which shall not be unreasonably withheld, but if settled with the consent of the Indemnifying Party, or if settled without its consent (if its consent shall be unreasonably withheld), or if there be a final, non-appealable judgment for an adversary party in any such Proceeding, the Indemnifying Party shall indemnify and hold harmless the Indemnified Parties from and against any liabilities incurred by such Indemnified Parties by reason of such settlement or judgment.

(e) At any time any Indemnified Party has reason to believe circumstances exist which could reasonably result in an Environmental Liability, upon reasonable prior Notice to Lessee stating such Indemnified Party’s basis for such belief, an Indemnified Party shall, subject to first obtaining Lessor’s prior written approval which shall not be unreasonably withheld, conditioned or delayed, be given immediate access to (1) the Leased Property (including, but not limited to, the right to enter upon, investigate, drill wells, take soil borings, excavate, monitor, test, cap and use available land for the testing of remedial technologies); provided that any invasive testing shall be subject to the approval of Lessor, (2) Lessee’s employees, and (3) to all relevant documents and records regarding the matter as to which a responsibility, liability or obligation is asserted or which is the subject of any Proceeding; provided that such access may be conditioned or restricted as may be reasonably necessary to ensure compliance with applicable Legal Requirements and the safety of personnel and facilities or to protect confidential or privileged information. All Indemnified Parties requesting such immediate access and cooperation shall coordinate such efforts to result in as minimal interruption of the operation of the Leased Property as practicable.

(f)   The indemnification rights and obligations provided for in this Article 8 shall be in addition to any indemnification rights and obligations provided for elsewhere in this Lease and shall survive the termination of this Lease.

For purposes of this Section 8.3, all amounts for which any Indemnified Party seeks indemnification shall be computed net of (a) any actual income tax benefit resulting therefrom to such Indemnified Party, (b) any insurance proceeds received (net of tax effects) with respect thereto, and (c) any amounts recovered (net of tax effects) from any third parties based on claims the Indemnified Party has against such third parties which reduce the damages that would otherwise be sustained; provided that in all cases, the timing of the receipt or realization of insurance proceeds or income tax benefits or recoveries from third parties shall be taken into account in determining the amount of reduction of damages. Each Indemnified Party agrees to use its reasonable efforts to pursue, or assign to the Indemnifying Party any claims or rights it may have against any third party which would materially reduce the amount of damages otherwise incurred by such Indemnified Party.

Article 9
MAINTENANCE AND REPAIRS; ALTERATIONS

Section 9.1 Maintenance and Repair; Alterations.

(a) Except as provided in Section 9.1(b) or Articles 8 or 14, Lessee, at its sole expense, will keep the Leased Property in good order and repair and in compliance with all applicable Legal Requirements, except for ordinary wear and tear (whether or not the need for such repairs occurred as a result of Lessee’s use, any prior use, the elements or the age of the Leased Property, or any portion thereof), and, with reasonable promptness, make all necessary and appropriate repairs, replacements, and improvements thereto of every kind and nature, whether interior or exterior, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the commencement of the Term of this Lease (concealed or otherwise), or required by any governmental agency having jurisdiction over the Leased Property. Lessee shall, with respect to any individual alteration, modification or improvement which is reasonably expected to cost in excess of $1,000,000.00, obtain the prior approval of Lessor for any alteration, modification or improvement of the Leased Property. Lessee, however, shall be permitted to prosecute claims against Lessor’s predecessors in title for breach of any representation or warranty or for any latent defects in the Leased Property to be maintained by Lessee unless Lessor is already diligently pursuing such a claim. All repairs shall, to the extent reasonably achievable, be at least equivalent in quality to the original work. Lessee will not take or omit to take any action, the taking or omission of which might materially impair the value or the usefulness of the Leased Property or any part thereof for its Primary Intended Use.

(b) Except as set forth in Article 18 of this Lease, Lessee shall, or shall require that Manager be required to make (at the sole cost and expense of Lessor and upon the approval of Lessor and any lender as required under the Loan Documents, if applicable) all Capital Expenditures required in connection with (i) Emergency Situations, (ii) Legal Requirements, (iii) the performance by Lessee of its obligations under this Lease, and (iv) other additions to the Leased Property as Lessor may reasonably deem appropriate and that are permitted hereunder during the Term.

(c) Lessee will, upon the expiration or prior termination of the Term, vacate and surrender the Leased Property to Lessor in the condition in which the Leased Property was originally received from Lessor, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease and except for ordinary wear and tear (subject to the obligation of Lessee to maintain the Leased Property in good order and repair and in compliance with all applicable Legal Obligations, as would a prudent owner, during the entire Term of the Lease, to the extent required in Section 9.1(a)), or damage by casualty or Condemnation (subject to the obligations of Lessee to restore or repair as set forth in the Lease).

Section 9.2 Lessor Capital Expenditures. Lessor shall have the right, without Lessee’s consent, to make or cause to be made Capital Expenditures to the Leased Property required in connection with (i) Legal Requirements and requirements of Lessor’s Loan Documents, and (ii) the performance by Lessor of its obligations under this Lease. Without Lessee’s consent, Lessor shall further have the right, but not the obligation, to make Capital Expenditures as it may reasonably deem necessary during the Term of this Lease that do not materially interfere with Lessee’s use of the Leased Property for the Primary Intended Use. All such work, unless necessitated by Lessee’s acts or omissions or unless otherwise required to be performed by Lessee under this Lease (in which event work shall be paid for by Lessee), shall be performed at Lessor’s expense, in compliance with all Legal Requirements, in a good and workmanlike manner and shall be done after reasonable notice to and coordination with Lessee and Manager so as to minimize any disruptions or interference with the operation of the Leased Property.

Article 10
ALTERATIONS

Section 10.1 Alterations. Lessor shall have the right to make additions, modifications or improvements to the Leased Property from time to time as Lessor, in its discretion, may deem to be desirable for the permitted uses and purposes of the Leased Property; provided, that such action will not significantly alter the character or purposes or significantly detract from the value or operating efficiency thereof and will not significantly impair the revenue-producing capability of the Leased Property or adversely affect the ability of the Lessee to comply with the provisions of this Lease. The cost of such additions, modifications or improvements to the Leased Property shall be paid by Lessor, and all such additions, modifications and improvements shall, be included under the terms of this Lease and shall at all times be the property of Lessor.

Article 11
PROHIBITED LIENS AND ENCUMBRANCES

Section 11.1 Liens. Subject to the provision of Article 12 relating to permitted contests, and pursuant to Florida Statutes Section 713.10, Lessee will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon the Leased Property or any attachment, levy, claim or encumbrance in respect of the Rent, and Lessor’s interest shall not be subject to any mechanic’s or materialmen’s liens of any kind for improvements made by Lessee upon the Leased Property. All persons dealing with Lessee must look solely to the credit of Lessee, and not to Lessor’s interest or assets, not including, however, (a) this Lease, (b) without limiting Lessee’s obligation to comply with the terms contained therein, the matters, if any, included as exceptions in the title policy insuring Lessor’s interest in the Leased Property, (c) restrictions, liens and other encumbrances which are consented to in writing by Lessor or any easements granted pursuant to the provisions of Section 7.3 of this Lease, (d) liens for those taxes upon Lessor which Lessee is not required to pay hereunder, (e) subleases permitted by Article 23 hereof, (f) liens for Impositions or for sums resulting from noncompliance with Legal Requirements so long as (1) the same are not yet payable or are payable without the addition of any fine or penalty or (2) such liens are in the process of being contested as permitted by Article 12, (g) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed or not yet due provided that (1) the payment of such sums shall not be postponed under any related contract for more than sixty (60) days after the completion of the action giving rise to such lien and such reserve or other appropriate provisions as shall be required by Legal Requirements or generally accepted accounting principles shall have been made therefor which reserve shall in no event be less than the amount of any reserve required pursuant to applicable Loan Documents or (2) any such liens are in the process of being contested as permitted by Article 12 hereof, and (h) any liens which are the responsibility of Lessor pursuant to the provisions of Article 4 of this Lease.

Article 12
PERMITTED CONTESTS

Section 12.1 Permitted Contests. Subject to compliance with the terms of the Loan Documents, Lessee shall have the right to contest the amount or validity of any Imposition to be paid by Lessee or any Legal Requirement or Insurance Requirement or any lien, attachment, levy, encumbrance, charge or claim (“Claims”) not otherwise permitted by Article 11, by appropriate legal proceedings in good faith and with due diligence (but this shall not be deemed or construed in any way to relieve, modify or extend Lessee’s covenants to pay or its covenants to cause to be paid any such charges at the time and in the manner as in this Article 12 provided), on condition, however, that such legal proceedings shall not (a) operate to relieve Lessee from its obligations hereunder and shall not cause the sale or risk the loss of the Leased Property or Lessee’s leasehold interest in the Leased Property, (b) cause Lessor or Lessee to be in default under any mortgage, deed of trust or security deed encumbering the Leased Property or any pledge of direct and indirect interests in Lessor or Lessee (each as may be amended, restated or replaced from time to time, a “Security Instrument” and, collectively, the “Security Instruments”) or any other Loan Documents or any interest therein or (c) subject Lessee or Lessor to any liability, civil or criminal, for failure to comply therewith. Upon the request of Lessor, Lessee shall either (i) provide a bond or other assurance reasonably satisfactory to Lessor that all Claims which may be assessed against the Leased Property together with interest and penalties, if any, thereon will be paid, or (ii) deposit within the time otherwise required for payment with a bank or trust company as trustee upon terms reasonably satisfactory to Lessor, as security for the payment of such Claims, money in an amount sufficient to pay the same, together with interest and penalties anticipated to be incurred in connection therewith, as to all Claims which may be assessed against or become a Claim on the Leased Property, or any part thereof, in said legal proceedings. Each bond or deposit contemplated in the immediately preceding sentence may be collaterally assigned by Lessor to any lender under applicable Loan Documents. Lessee shall furnish Lessor and any lender of Lessor with reasonable evidence of such deposit within five days of the same. Lessor agrees to join in any such proceedings if the same be required to legally prosecute such contest of the validity of such Claims; provided, however, that Lessor shall not thereby be subjected to any liability for the payment of any costs or expenses in connection with any proceedings brought by Lessee; and Lessee covenants to indemnify and save harmless Lessor from any such costs or expenses. Lessee shall be entitled to any refund of any Claims and such charges and penalties or interest thereon which have been paid by Lessee or paid by Lessor and for which Lessor has been fully reimbursed. In the event that Lessee fails to pay any Claims when due or to provide the security therefor as provided in this paragraph and to diligently prosecute any contest of the same, Lessor may, upon ten days advance Notice to Lessee, pay such charges together with any interest and penalties and the same shall be repaid by Lessee to Lessor as Additional Charges at the next Payment Date provided for in this Lease. Provided, however, that should Lessor reasonably determine that the giving of such Notice would risk loss to the Leased Property or cause damage to Lessor, then Lessor shall give Notice, if any, as far in advance as reasonably practical under the circumstances. Lessor reserves the right to contest any of the Claims at its expense not pursued by Lessee. Lessor and Lessee agree to cooperate in coordinating the contest of any Claims.

Article 13
INSURANCE REQUIREMENTS

Section 13.1 General Insurance Requirements. During the Term of this Lease, Lessee and/or Lessor, as applicable shall at all times keep the Leased Property insured (or cause the Leased Property to be insured) with the kinds and amounts of insurance described in clauses (a), (b) and (c) below; provided that participation in, and compliance with, a systemwide insurance program offered by Manager and approved by Lessor shall qualify Lessor under the provisions of this Article 13. This insurance shall be written by companies authorized to issue insurance in the State. The policies must name the party obligated to carry the insurance as the insured, subject to the requirements of the Hotel Agreements and such parties as are required to be named as additional insureds as provided herein. Losses shall be payable to Lessor or Lessee as provided in this Lease. Any loss adjustment shall require the written consent of the named insured, acting reasonably and in good faith, and shall comply with the applicable requirements of any lender under any applicable Loan Documents. Evidence of insurance shall be deposited with Lessor (with a copy to Lessee). The policies on the Leased Property, including the Improvements, Fixtures and Lessee’s Personal Property, shall at all times satisfy the requirements of any lender of Lessor and at a minimum shall include:

(a) To be paid for by Lessor as primary insured, subject to the requirements of the Management Agreement, with any lender of Lessor, ground lessor (as applicable) and Manager as an additional insured with respect to the insurance required below:

(i)    Insurance covering the building of which the Lease Property is a part, the Fixtures and FF&E, on the “Special Form” (including earthquake and flood in reasonable amounts as determined by Lessor) in an amount not less than 100% of the then full replacement cost thereof (as defined in Section 13.2) or such other amount which is acceptable to Lessor, and personal property insurance on the “Special Form” in the full amount of the replacement cost thereof;

(ii)    Insurance for loss or damage (direct and indirect) from steam boilers, pressure vessels or similar apparatus, now or hereafter installed in the Hotel, in the amount determined by Lessor;

(iii) Business interruption insurance on the “Special Form” in the amount of 18 months of gross revenues;

(iv)   Such other property insurance required by the Hotel Agreements; and

(b) To be paid for by Lessee as primary insured, with Lessor and Lessee, and any other Person as may be required in any Security Instrument or other loan document executed in connection therewith (such Security Instrument(s) together with any such loan document, each as may be amended, restated or replaced from time to time, collectively, the “Loan Documents” and each a “Loan Document”), named as additional insureds:

(i)    Commercial general liability insurance, with amounts not less than $1,000,000 combined single limit for each occurrence and $2,000,000.00 for the aggregate of all occurrences within each policy year, as well as excess liability (umbrella) insurance with a limit of not less than $5,000,000.00 per occurrence, covering bodily injury and property damage;

(ii)    Insurance as may be required under the Hotel Agreements or under applicable Legal Requirements to the extent necessary to protect Lessor, Lessee, and the Leased Property against workers’ compensation claims covering all employees at the Hotel, with such deductible limits or self-insured retentions as may be established from time to time by Lessee and/or its Manager and approved by Lessor;

(iii) Fidelity bonds with limits and deductibles as may be reasonably requested by Lessor, covering Manager’s employees in job classifications normally bonded under prudent management practices in the United States or otherwise required by Legal Requirements;

(iv)   Such other liability insurance required by the Hotel Agreements; and

(c) Such other insurance covering such other hazards and in such amounts as may be required by any lender of Lessor or customary for comparable properties in the area of the Leased Property to be paid for and carried by Lessor or Lessee, as customary, and which is available from insurance companies, insurance pools or other appropriate companies authorized to do business in the State at rates which are economically practicable in relation to the risks covered as may be reasonably requested by Lessor.

Section 13.2 Replacement Cost. The term “full replacement cost” as used herein shall mean the actual replacement cost of the Leased Property, without allowance for depreciation, requiring replacement from time to time including an increased cost of construction endorsement, if available, and the cost of debris removal. In the event either party believes that full replacement cost (the then-replacement cost less such exclusions) has increased or decreased at any time during the Term, it shall have the right to have such full replacement cost re-determined.

Section 13.3 Waiver of Subrogation. All insurance policies carried by Lessor or Lessee covering the Leased Property, the Fixtures, the Hotel or Lessee’s Personal Property, including, without limitation, contents, fire and casualty insurance, shall expressly waive any right of subrogation on the part of the insurer against the other party. The parties hereto agree that their policies will include such waiver clause or endorsement.

Section 13.4 Form Satisfactory, etc. All of the policies of insurance referred to in this Article 13 shall be written in a form, with deductibles and by insurance companies satisfactory to Lessor and shall satisfy the requirements of any ground lease, any Loan Document, if any, and the Hotel Agreements. To the extent that the provisions of any Loan Document require insurance to be provided in excess of the types of insurance and coverages provided herein, the provisions of the Loan Documents shall control and the parties shall comply with such Loan Document provisions. Lessee shall pay or cause Manager to pay all of the premiums required for any insurance required to be carried by Lessee hereunder, and shall deliver such policies or certificates thereof to Lessor prior to their effective date (and, with respect to any renewal policy, thirty (30) days prior to the expiration of the existing policy), and in the event of the failure by Lessee either to effect such insurance as herein called for or to pay the premiums therefor, or to deliver such policies or certificates thereof to Lessor at the times required, Lessor shall be entitled, but shall have no obligation, after ten (10) days’ Notice to Lessee, to effect such insurance and pay the premiums therefor, and to be reimbursed, as an Additional Charge, for any premium or premiums upon written demand therefore together with interest thereon at the Overdue rate until paid in full. Each insurer mentioned in this Article 13 shall agree, by endorsement to the policy or policies issued by it, or by independent instrument furnished to Lessee, that it will give to Lessor ten (10) days’ written notice before the policy or policies in question shall be allowed to expire or canceled.

Section 13.5 Increase in Limits. If either Lessor or Lessee at any time deems the limits of the bodily injury or property damage under the comprehensive commercial general liability insurance then carried to be either excessive or insufficient, Lessor or Lessee shall endeavor in good faith to agree on the proper and reasonable limits for such insurance to be carried and such insurance shall thereafter be carried with the limits thus agreed on until further change pursuant to the provisions of this Section. However, in no event shall such limits fail to satisfy the requirements of the ground lease or Loan Document, if any, or the Hotel Agreements.

Section 13.6 Blanket Policy. Notwithstanding anything to the contrary contained in this Article 13, Lessee or Lessor may bring the insurance provided for herein within the coverage of a so- called blanket policy or policies of insurance carried and maintained by Lessor or Lessee (or Manager, to the extent approved by Lessor); provided, however, that the coverage afforded to Lessor and Lessee will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Lease by reason of the use of such blanket policy of insurance, and provided further that the requirements of this Article 13 are otherwise satisfied.

Section 13.7 No Separate Insurance. Lessee shall not on Lessee’s own initiative or pursuant to the request or requirement of any third party, take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article 13 to be furnished, or increase the amount of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Lessor, are included therein as additional insureds, and the loss is payable under such additional separate insurance in the same manner as losses are payable under this Lease. Lessee shall immediately notify Lessor that Lessee has obtained any such separate insurance or of the increasing of any of the amounts of the then existing insurance.

Article 14
INSURANCE PROCEEDS

Notwithstanding anything to the contrary contained herein, all provisions of this Article 14 shall be subject, in all respects, to the terms of any Loan Document.

Section 14.1 Insurance Proceeds. As long as the Leased Property is subject to any Loan Documents, the damage and destruction provisions of Lessor’s Loan Documents shall take precedence over this Article 14. Otherwise, all proceeds payable by reason of any loss or damage to the Leased Property, or any portion thereof, and insured under any policy of insurance required by Article 13 of this Lease shall be paid to Lessor and held by Lessor in an interest-bearing account, shall be made available, if applicable, for reconstruction or repair, as the case may be, of any damage to or destruction of the Leased Property, or any portion thereof, and, if applicable, shall be paid out by Lessor from time to time for the reasonable costs of such reconstruction or repair upon satisfaction of reasonable terms and conditions specified by Lessor. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Leased Property shall be paid to Lessor. If neither Lessor nor Lessee is required or elects to repair and restore, all insurance proceeds shall be retained by Lessor except for any amount thereof paid with respect to Lessee’s Personal Property. All salvage resulting from any risk covered by insurance shall belong to Lessor except to the extent of salvage relating to Lessee’s Personal Property.

Section 14.2 Reconstruction in the Event of Damage or Destruction Covered by Insurance.

(a) Except if this Lease is terminated as provided in Section 14.6, if during the Term the Leased Property is totally or partially destroyed by a risk covered by the insurance described in Article 13, whether or not such damage or destruction renders the Hotel Unsuitable for its Primary Intended Use, Lessee shall be obligated, but only to the extent of any insurance proceeds made available to Lessee and any other sums advanced by Lessor pursuant to the next sentence, to restore the Hotel to substantially the same condition as existed immediately before the damage or destruction and otherwise in accordance with the terms of the Lease. If the insurance proceeds are not adequate to restore the Hotel to that condition, each of Lessor and Lessee shall (if and to the extent the Hotel Agreements may be terminated) have the right to terminate this Lease, without in any way affecting any other leases in effect between Lessor and Lessee, by giving Notice to the other and all insurance proceeds shall be retained by Lessor; provided, however, that, if such termination is by Lessee, Lessor shall have the right, in its sole discretion, to nullify the termination and keep this Lease in full force by providing, within thirty (30) days after Lessee’s Notice of termination, a Notice to Lessee of Lessor’s unconditional, legally binding obligation to be responsible for all restoration costs in excess of the insurance proceeds. If this Lease is not terminated and Lessee restores the Hotel, the insurance proceeds, and any other sums made available by Lessor as aforesaid, shall be paid out by Lessor from time to time for the reasonable costs of such restoration upon satisfaction of reasonable terms and conditions, and any excess proceeds remaining after such restoration shall be retained by Lessor.

(b) Notwithstanding the provisions of Section 14.2(a) above, if Lessee cannot within a reasonable time obtain all necessary government approvals, including building permits, licenses and conditional use permits, after diligent efforts to do so, to perform all required repair and restoration work and to operate the Hotel for its Primary Intended Use in substantially the same manner as that existing immediately prior to such damage or destruction and otherwise in accordance with the terms of the Lease, either Lessor or Lessee may terminate this Lease by providing Notice to the other party, without in any way affecting any other leases then in effect between Lessor and Lessee.

Section 14.3 Reconstruction in the Event of Damage or Destruction Not Covered by Insurance. Except as provided in Section 14.6, if during the Term the Hotel is totally or materially damaged or destroyed by a risk not covered by the insurance described in Article 13, whether or not such damage or destruction renders the Hotel Unsuitable for its Primary Intended Use, the provisions of Section 14.2 applicable to casualties for which insurance proceeds are inadequate shall govern.

Section 14.4 Lessee’s Property. All insurance proceeds payable by reason of any loss of or damage to any of Lessee’s Personal Property shall be paid to Lessee; provided, however, no such payments shall diminish or reduce the insurance payments otherwise payable to or for the benefit of Lessor hereunder.

Section 14.5 Abatement of Rent. Any damage or destruction due to casualty notwithstanding, this Lease shall remain in full force and effect (unless otherwise terminated as set forth hereinabove) and Lessee’s obligation to make rental payments and to pay Rent required by this Lease shall remain unabated by any damage or destruction which does not result in a reduction of Gross Revenues. If and to the extent that any damage or destruction results in a reduction of Gross Revenues which would otherwise be realizable from the operation of the Hotel, then Lessor shall receive all loss of income insurance and Lessee shall have no obligation to pay Rent in excess of the amount of Percentage Rent, if any, realizable from Gross Revenues generated by the operation of the Leased Property during the existence of such damage or destruction.

Section 14.6 Damage Near End of Term. Notwithstanding any provisions of Section 14.2 or 14.3 appearing to the contrary, if damage to or destruction of the Hotel Unsuitable for its Primary Intended Use occurs during the last eighteen (18) months of the Term and it will take longer than six (6) months after receipt of insurance proceeds to restore, then Lessee shall have the right to terminate this Lease by giving written notice to Lessor within thirty (30) days after the date of damage or destruction, whereupon all accrued Rent shall be paid immediately, and this Lease shall automatically terminate five days after the date of such notice.

Section 14.7 Waiver. Lessee hereby waives any statutory rights of termination that may arise by reason of any damage or destruction of the Hotel to the extent that Lessor is obligated to restore the Hotel or may restore the Hotel under any of the provisions of this Lease.

Section 14.8 Loan. Lessor and Lessee acknowledge and agree that the casualty provisions of this Agreement are subject to the terms of any Loan Documents.

Article 15
CONDEMNATION; TAKING

Section 15.1 Definitions.

(a) “Award” means all compensation, sums or anything of value awarded, paid or received on a total or partial Condemnation.

(b) “Condemnation” means a Taking resulting from (1) the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor, and (2) a voluntary sale or transfer by Lessor to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.

(c) “Condemnor” means any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

(d) “Date of Taking” means the date the Condemnor has the right to possession of the property being condemned.

Section 15.2 Parties’ Rights and Obligations. Subject to the terms of any ground lease or Loan Document, in which event the terms of the ground lease or Loan Document shall control, if during the Term there is any Condemnation of all or any part of the Leased Property or any interest in this Lease, the rights and obligations of Lessor and Lessee shall be determined by this Article 15.

Section 15.3 Total Taking. If title to the fee of the whole of the Leased Property is condemned by any Condemnor, this Lease shall cease and terminate as of the Date of Taking by the Condemnor. If title to the fee of less than the whole of the Leased Property is so taken or condemned, which nevertheless renders the Leased Property Unsuitable or Uneconomic for its Primary Intended Use, Lessee and Lessor shall, each have the option, by notice to the other, at any time prior to the Date of Taking, to terminate this Lease as of the Date of Taking. Upon such date, if such Notice has been given, this Lease shall thereupon cease and terminate. All Base Rent, Percentage Rent and Additional Charges paid or payable by Lessee hereunder shall be apportioned as of the Date of Taking, and Lessee shall promptly pay Lessor such amounts.

Section 15.4 Allocation of Award. The total Award made with respect to the Leased Property in connection with a total Taking shall be paid to Lessor and the Lessee shall have no right or claim to any portion of such Award.

Section 15.5 Partial Taking. If title to less than the whole of the Leased Property is subject to a Condemnation, and the Leased Property is still suitable for its Primary Intended Use, and not Uneconomic for its Primary Intended Use, or if Lessee or Lessor is entitled but neither elects to terminate this Lease as provided in Section 15.3, Lessee at its cost shall with all reasonable dispatch, but only to the extent of any condemnation awards made available to Lessee and any other sums advanced by Lessor pursuant to the next sentence, restore the untaken portion of any Improvements so that such Improvements constitute a complete architectural unit of the same general character and condition (as nearly as may be possible under the circumstances) as the Improvements existing immediately prior to the Condemnation. If the Condemnation Award is not adequate to restore the Hotel to that condition, each of Lessor and Lessee shall have the right, to terminate this Lease, without in any way affecting any other leases in effect between Lessor and Lessee, by giving Notice to the other within 120 days after such Condemnation; provided, however that, if such termination is by Lessee, Lessor shall have the right, in its sole discretion, to nullify the termination and keep this Lease in full force by providing, within thirty (30) days after Lessee’s Notice of termination, a Notice to Lessee of Lessor’s unconditional, legally binding obligation to be responsible for all restoration costs in excess of the Award. If this Lease is not terminated and Lessee restores the Hotel, the Award, and any other sums made available by Lessor as aforesaid, subject to the terms of any Loan Document, shall be held in trust by Lessor and paid out by Lessor from time to time for the reasonable costs of such restoration upon satisfaction of reasonable terms and conditions, and any excess awards remaining after such restoration shall be retained by Lessor.

Section 15.6 Temporary Taking. If the whole or any part of the Leased Property or of Lessee’ s interest under this Lease is condemned by any Condemnor for its temporary use or occupancy, this Lease shall not terminate by reason thereof, and Lessee shall continue to pay, in the manner and on the terms herein specified, the full amounts of the Base Rent, Percentage Rent and Additional Charges realizable from the Gros Revenues generated by the Leased Property during such period. In addition, the entire amount of any Award made for such Condemnation allocable to the Term of this Lease, whether paid by way of damages, rent or otherwise, paid to Lessee, except for any portion thereof utilized for restoration, shall be deemed to be Gross Revenues for the purpose of calculating the Percentage Rent payable hereunder during such temporary taking. Except and only to the extent that Lessee may be prevented from so doing pursuant to the terms of the order of the Condemnor, Lessee shall continue to perform and observe all of the other terms, covenants, conditions and obligations hereof on the part of the Lessee to be performed and observed, as though such Condemnation had not occurred. Lessee covenants that upon the termination of any such period of temporary use or occupancy it will, at its sole cost and expense (subject to Lessor’s contribution as set forth below), restore the Leased Property as nearly as may be reasonably possible to the condition in which the same was immediately prior to such Condemnation, unless (a) such period of temporary use or occupancy extends beyond the expiration of the Term, in which case Lessee shall not be required to make such restoration, or (b) the Award is inadequate to cover the costs of such restoration, in which case the provisions of Section 15.5 applicable to inadequate Awards shall govern. If restoration is required in connection with such temporary taking and the Award (together with any other sums Lessor elects, in its sole discretion, to advance) is adequate to pay the costs thereof, the provisions of Section 15.5 shall govern the disbursement of the Award (and other sums, if applicable) and the disposition of any Award in excess of restoration costs.

Article 16
EVENTS OF DEFAULT; REMEDIES; DAMAGES

Section 16.1 Events of Default. If any one or more of the following events (individually, an “Event of Default”) occurs:

(a) if Lessee fails to make payment of the Base Rent or Percentage Rent or Additional Charges when the same become due and payable for a period of ten (10) days after receipt by the Lessee of Notice from the Lessor thereof;

(b) if Lessee fails to observe or perform any term, covenant or condition of this Lease, other than the items set forth in this Section 16.1, and such failure is not cured by Lessee within a period of thirty (30) days after receipt by the Lessee of Notice thereof from Lessor, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case it shall not be deemed an Event of Default if Lessee proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof; provided, however, in no event shall such cure period extend beyond one hundred and twenty (120) days after such Notice;

(c) if (1) Lessee shall file a petition in bankruptcy or reorganization for an arrangement pursuant to any federal or state bankruptcy law or any similar federal or state law, or (2) shall be adjudicated bankrupt or shall make an assignment for the benefit of creditors or shall admit in writing its inability to pay its debts generally as they become due, or (3) if a petition or answer proposing the adjudication of Lessee as bankrupt or its reorganization pursuant to any federal or state bankruptcy law or any similar federal or state law shall be filed in any court and Lessee shall be adjudicated bankrupt and such adjudication shall not be vacated or set aside or stayed within sixty (60) days after the entry of an order in respect thereof, or (4) if a receiver of Lessee or of the whole or substantially all of the assets of Lessee shall be appointed in any proceeding brought by Lessee or if any such receiver, trustee or liquidator shall be appointed in any proceeding brought against Lessee and shall not be vacated or set aside or stayed within sixty (60) days after such appointment;

(d) if Lessee is liquidated or dissolved, or begins proceedings toward such liquidation or dissolution;

(e) if the estate or interest of Lessee in the Leased Property or any part thereof is voluntarily or involuntarily transferred, assigned, conveyed, levied upon or attached in any proceeding (unless Lessee is contesting such lien or attachment in good faith in accordance with Article 12 hereof);

(f)   if, except as a result of and to the extent required by damage, destruction, partial or complete Condemnation or Unavoidable Delay, Lessee voluntarily ceases operations on the Leased Property; or

(g) if: (A) an event of default has been declared by the Manager or Franchisor under the Management Agreement or any future franchise agreement, respectively (including, without limitation, a default under either agreement which constitutes an event of default under the other), as a result of any action or failure to act by Lessee or any Person with whom Lessee contracts for management services at the Hotel, and (B) Lessee has failed, within thirty (30) days thereafter, to cure such default by either (1) curing the underlying default and paying all costs and expenses associated therewith, or (2) obtaining at Lessee’s sole cost and expense a substitute management agreement with a substitute manager acceptable to Lessor and any mortgagee or beneficiary under any Loan Document, on terms and conditions acceptable to Lessor and any mortgagee or beneficiary under any Loan Document; provided, however, that if Lessee is in good faith disputing an assertion of default by the Manager or is proceeding diligently to cure such default, the 30-day period shall be extended for such period of time as Lessee continues to dispute such default in good faith or diligently proceeds to cure such default, so long as there is no period during which the Hotel is not operated pursuant to a Management Agreement approved and/or executed by Lessor and such dispute is not considered a default under any Loan Document;

then, and in any such event, and so long as such Event of Default continues to exist, Lessor may exercise one or more remedies available to it herein or at law or in equity, including, but not limited to, its right to terminate this Lease by giving Lessee not less than ten (10) days’ Notice of such termination.

If litigation is commenced with respect to any alleged default under this Lease, the prevailing party in such litigation shall receive, in addition to its damages incurred, such sum as the court shall determine as its reasonable attorneys’ fees, and all costs and expenses incurred in connection therewith.

No Event of Default (other than a failure to make a payment of money) shall be deemed to exist under clause (c) during any time the curing thereof is prevented by an Unavoidable Delay, provided that upon the cessation of such Unavoidable Delay, Lessee remedies such default or Event of Default without further delay.

Notwithstanding anything to the contrary contained in Section 16.1, the cure periods set forth in Section 16.1 shall not apply to any failure by Lessee to perform any term, covenant or condition for which a different grace or cure period is expressly set forth in any other provision of this Lease, and in either of the foregoing events such failure shall, after the expiration of any other grace or cure period expressly set forth elsewhere herein, constitute an immediate Event of Default.

Section 16.2 Surrender. If an Event of Default occurs (and the event giving rise to such Event of Default has not been cured within the curative period relating thereto as set forth in Section 16.1) and is continuing, whether or not this Lease has been terminated pursuant to Section 16.1, Lessee shall, if requested by Lessor so to do, immediately surrender to Lessor the Leased Property including, without limitation, any and all books, records, files, licenses, permits and keys relating thereto, and quit the same and Lessor may enter upon and repossess the Leased Property by reasonable force, summary proceedings, ejectment or otherwise, and may remove Lessee and all other persons and any and all personal property from the Leased Property. Lessee hereby waives any and all requirements of applicable Legal Requirements for service of notice to re-enter the Leased Property. Lessor shall be under no obligation to, but may if it so chooses, relet the Leased Property or otherwise mitigate Lessor’s damages, except unless otherwise required by applicable Legal Requirements.

Section 16.3 Damages. Neither (a) the termination of this Lease, (b) the repossession of the Leased Property, (c) the failure of Lessor to relet the Leased Property, nor (d) the reletting of all or any portion thereof, shall relieve Lessee of its liability and obligations hereunder, all of which shall survive any such termination, repossession or reletting.

Lessee shall forthwith pay to Lessor, at Lessor’s option, as and for liquidated and agreed current damages for Lessee’s Event of Default, either:

(1) Without termination of Lessee’s right to possession of the Leased Property, each installment of Rent and other sums payable by Lessee to Lessor under the Lease as the same becomes due and payable, which Rent and other sums shall bear interest at the Overdue Rate, and Lessor may enforce, by action or otherwise, any other term or covenant of this Lease; or

(2) the sum of:

(A)   the unpaid Rent which had been earned at the time of termination, repossession or reletting, and

(B)    the worth at the time of termination, repossession or reletting of the amount by which the unpaid Rent for the balance of the Term after the time of termination, repossession or reletting, exceeds the amount of such rental loss that Lessee proves could be reasonably avoided, and

(C)    The worth at the time of termination, repossession or reletting of the amount referred to in subparagraph (B) is computed by discounting such amount at the discount rate of the Federal Reserve Bank of New York at the time of award plus 1%.

Rent for the purposes of this Section 16.3 shall be a sum equal to (i) the average of the annual amounts of the Base Rent and Percentage Rent for the three Fiscal Years immediately preceding the Fiscal Year in which the termination, re-entry or repossession takes place, or (ii) if three Fiscal Years shall not have elapsed, the average of the Base Rent and Percentage Rent during the preceding Fiscal Years during which the Lease was in effect, or (iii) if one Fiscal Year has not elapsed, the amount derived by annualizing the Base Rent and Percentage Rent from the effective date of this Lease.

Section 16.4 Waiver. If this Lease is terminated pursuant to Section 16.1, Lessee waives, to the extent permitted by applicable Legal Requirements, (a) any right to a trial by jury in the event of summary proceedings to enforce the remedies set forth in this Article 16, and (b) the benefit of any Legal Requirement now or hereafter in force exempting property from liability for rent or for debt and Lessor waives any right to “pierce the corporate veil” of Lessee other than to the extent funds shall have been inappropriately paid to any Affiliate of Lessee following a default resulting in an Event of Default.

Section 16.5 Application of Funds. Subject to the terms of any Loan Document, any payments received by Lessor under any of the provisions of this Lease during the existence or continuance of any Event of Default shall be applied to Lessee’s obligations in the order that Lessor may determine or as may be prescribed by the laws of the State.

Article 17
LESSOR’S RIGHT TO CURE

Section 17.1 Lessor’s Right to Cure Lessee’s Default. If Lessee fails to make any payment or to perform any act required to be made or performed under this Lease, including, without limitation, Lessee’s failure to comply with the terms of the Hotel Agreements, and fails to cure the same within the relevant time periods provided in Section 16.1, Lessor, without waiving or releasing any obligation of Lessee, and without waiving or releasing any obligation or default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of Lessee, and may, to the extent permitted by applicable Legal Requirements, enter upon the Leased Property for such purpose and, take all such action thereon as, in Lessor’s opinion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Lessee. All sums so paid by Lessor and all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses, in each case to the extent permitted by applicable Legal Requirements) so incurred, together with a late charge thereon (to the extent permitted by applicable Legal Requirements) and at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Lessor, shall be paid by Lessee to Lessor on demand. The obligations of Lessee and rights of Lessor contained in this Article 17 shall survive the expiration or earlier termination of this Lease.

Article 18
CAPITAL EXPENDITURE RESERVE

Section 18.1 Capital Expenditure Reserve

(a) In accordance with the terms of any Loan Document, Lessor shall establish in an account approved, controlled and owned by Lessor, in respect of each Fiscal Year during the Term of this Lease, a reserve account on the Leased Property’s books of account (the “Capital Expenditure Reserve”) to cover the cost of Capital Expenditures (which cost shall be the responsibility of Lessor). No Capital Expenditures shall be made to purchase property (other than “real property” within the meaning of Treasury Regulations Section 1.856-3(d)), to the extent that doing so would cause the Lessor to recognize income other than “rents from real property” as defined in Section 856(d) of the Code. All Capital Improvements shall be owned by Lessor subject to the provisions of this Lease. At Lessor’s election, the Capital Expenditure Reserve shall be invested in “real estate assets”, “cash items” or “government securities” within the meaning of Section 856(c)(4) of the Code as approved by Lessor’s counsel.

(b) For each Fiscal Year, the Capital Expenditure Reserve shall be an amount equal to four percent (4%) of Gross Revenues, or in such other amount as may be required by the Management Agreement or as determined by Lessor, or in such greater amounts required under any Loan Document.

(c) All Capital Expenditures shall each be subject to the approval of Lessor and the lender if required under any applicable Loan Documents, which approval shall extend both to the plans and specifications (including matters of design and decor) and to the contracting and purchasing of all labor, services and materials. Lessor shall have the right to require competitive bidding of contracts for all Capital Improvements required to be completed by Lessee pursuant to Section 9.1(b) of this Lease, review all bids and monitor costs, time, quality and performance. Except as set forth in Section 9.1(b) of this Lease, all Capital Expenditures shall be made by Lessor, but in all cases, Capital Expenditures shall be paid for and owned by Lessor.

Article 19
REIT REQUIREMENTS

Section 19.1 REIT Requirements. Lessee understands that, in order for the REIT to qualify as a real estate investment trust, the requirements set forth in Exhibit C (the “REIT Requirements”) must be satisfied, and Lessee agrees to take all commercially reasonable and necessary measures to comply with its obligations as set forth therein.

Section 19.2 Hotel Agreements. Lessee agrees that, in order to comply with certain of the REIT Requirements, it will, at all times during the Term, cause the Leased Property to be operated and managed by an Eligible Independent Contractor. Effective as of the Commencement Date, Lessor shall have assigned the Hotel Agreements to Lessee. Lessee may not amend, modify or terminate either of the Hotel Agreements in any material respect or change the Manager without the prior written consent of Lessor, which consent shall not be unreasonably withheld. Lessee shall also provide Lessor with copies of any amendments or modifications to the Hotel Agreements which are entered into from time to time. Lessor shall have the right to approve in advance any Manager.

Article 20
HOLDING OVER

Section 20.1 Holding Over. If Lessee for any reason remains in possession of the Leased Property after the expiration or earlier termination of the Term, such possession shall be as a tenant at sufferance during which time Lessee shall pay as rental each month two times the aggregate of (a) one-twelfth of the Base Rent and Percentage Rent payable with respect to the last Fiscal Year of the Term, (b) all Additional Charges accruing during the applicable month and (c) all other sums, if any, payable by Lessee under this Lease with respect to the Leased Property. During such period, Lessee shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by applicable Legal Requirements to tenancies at sufferance, to continue its occupancy and use of the Leased Property. Nothing contained herein shall constitute the consent, express or implied, of Lessor to the holding over of Lessee after the expiration or earlier termination of this Lease.

Article 21
RISK OF LOSS

Section 21.1 Risk of Loss. During the Term, the risk of loss or of decrease in the enjoyment and beneficial use of the Leased Property in consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions is assumed by Lessee except as specifically provided in this Lease, and, Lessor shall in no event be answerable or accountable therefor, nor shall any of the events mentioned in this Section entitle Lessee to any abatement of Rent except as specifically provided in this Lease.

Article 22
INDEMNIFICATION

Section 22.1 Indemnification. Notwithstanding the existence of any insurance, and without regard to the policy limits of any such insurance or self-insurance, but subject to Section 8.3, and Articles 14 and 15, Lessee will protect, indemnify, hold harmless and defend the Lessor Indemnified Parties from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) brought by third parties, imposed upon or incurred by or asserted against Lessor Indemnified Parties by reason of: (a) any accident, injury to or death of Persons or loss of or damage to property occurring on or about the Leased Property or adjoining sidewalks, (b) any use, misuse, non-use, condition, management, maintenance or repair by Lessee or any of its agents, employees or invitees of the Leased Property or Lessee’s Personal Property or any litigation, proceeding or claim by governmental entities or other third parties to which a Lessor Indemnified Party is made a party or participant related to such use, misuse, non-use, condition, management, maintenance, or repair thereof by Lessee or any of its agents, employees or invitees, including any failure of Lessee or any of its agents, employees or invitees to perform any obligations under this Lease or imposed by applicable Legal Requirements (other than arising out of Condemnation proceedings), (c) any Impositions that are the obligations of Lessee pursuant to the applicable provisions of this Lease, (d) any failure on the part of Lessee to perform or comply with any of the terms of this Lease, and (e) the nonperformance of any of the terms and provisions of any and all existing and future subleases of the Leased Property to be performed by the landlord thereunder, except, in each case, as a result of the gross negligence or willful misconduct of Lessor arising in connection with this Lease.

Subject to Section 8.3 and Articles 14 and 15, Lessor shall indemnify, save harmless and defend the Lessee Indemnified Parties from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) brought by third parties and imposed upon or incurred by or asserted against such Lessee Indemnified Parties as a result of the gross negligence or willful misconduct of Lessor arising in connection with this Lease.

Any amounts that become payable by an Indemnifying Party under this Section shall, subject to any insurance proceeds received or any other recovery (net of loss) be paid within ten days after liability therefor on the part of the Indemnifying Party is determined by litigation or otherwise (or, if payable by Lessee, shall become Additional Charges), and if not timely paid, shall bear a late charge at the Overdue Rate from the date of such determination to the date of payment. An Indemnifying Party, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against the Indemnified Party. The Indemnified Party, at its expense, shall be entitled to participate in any such claim, action, or proceeding, and the Indemnifying Party may not compromise or otherwise dispose of the same without the consent of the Indemnified Party, which may not be unreasonably withheld. Nothing herein shall be construed as indemnifying a Lessor Indemnified Party against its own grossly negligent acts or omissions or willful misconduct.

Lessee’s or Lessor’s liability for a breach of the provisions of this Article 22 shall survive any termination of this Lease.

Article 23
SUBLETTING AND ASSIGNMENT

Section 23.1 Subletting and Assignment. Subject to the provisions of Article 19 and Section 23.2, any Loan Documents and any other express conditions or limitations set forth herein, Lessee may, but only with the prior written consent of Lessor, such consent not to be unreasonably withheld, (a) assign this Lease or sublet all or any part of the Leased Property to an Affiliate of Lessee, or (b) sublet any retail or restaurant portion of the Improvements in the normal course of the Primary Intended Use; provided, that any subletting to any party other than an Affiliate of Lessee shall not individually as to any one such subletting, or in the aggregate, materially diminish the actual or potential Percentage Rent payable under this Lease. In the case of a subletting, the sublessee shall comply with the provisions of Section 23.2, and in the case of an assignment, the assignee shall assume in writing and agree to keep and perform all of the terms of this Lease on the part of Lessee to be kept and performed and shall be, and become, jointly and severally liable with the initially named Lessee for the performance thereof. In case of either an assignment or subletting made during the Term, Lessee shall remain primarily liable, as principal rather than as surety, for the prompt payment of the Rent and for the performance and observance of all of the covenants and conditions to be performed by Lessee hereunder. An original counterpart of each such sublease and assignment and assumption, duly executed by Lessee and such sublessee or assignee, as the case may be, in form and substance satisfactory to Lessor, shall be delivered promptly to Lessor.

Section 23.2 Attornment. Lessee shall insert in each sublease permitted under Section 23.1 provisions to the effect that (a) such sublease is subject and subordinate to all of the terms and provisions of this Lease and to the rights of Lessor hereunder, (b) if this Lease terminates before the expiration of such sublease, the sublessee thereunder will, at Lessor’s option, attorn to Lessor and waive any right the sublessee may have to terminate the sublease or to surrender possession thereunder as a result of the termination of this Lease, and (c) if the sublessee receives a written Notice from Lessor or Lessor’s assignees, if any, stating that an uncured Event of Default exists under this Lease, the sublessee-shall thereafter be obligated to pay all rentals accruing under said sublease directly to the party giving such Notice, or as such party may direct. All rentals received from the sublessee by Lessor or Lessor’s assignees, if any, as the case may be, shall be credited against the amounts owing by Lessee under this Lease.

Article 24
REPORTING AND CERTIFICATION REQUIREMENTS

Section 24.1 Officer’s Certificates; Financial Statements; Lessor’s Estoppel Certificates and Covenants.

(a) At any time and from time to time upon not less than twenty (20) days’ Notice by Lessor, Lessee will furnish to Lessor an Officer’s Certificate certifying that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications), the date to which the Rent has been paid, whether to the knowledge of Lessee there is any existing default or an Event of Default exists thereunder by Lessor or Lessee, and such other information as may be reasonably requested by Lessor. Any such certificate furnished pursuant to this Section may be relied upon by Lessor, any lender of Lessor and any prospective purchaser of the Leased Property.

(b) Throughout the Term, Lessee will furnish to Lessor such historical financial information of Lessee and the Hotel as Lessor may reasonably request and shall provide Lessor access to Lessee’s books and records with respect thereto, subject to the confidentiality obligations set forth in Section 3.2.

(c) At any time and from time to time upon not less than twenty (20) days notice by Lessee, Lessor will furnish to Lessee or to any person designated by Lessee an estoppel certificate certifying that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications), the date to which Rent has been paid, whether to the knowledge of Lessor there is any existing default or Event of Default on Lessee’s part hereunder, and such other information as may be reasonably requested by Lessee.

Article 25

LESSOR’S DEFAULT; CURE RIGHTS

Section 25.1 Lessee’s Right to Cure. Subject to the provisions of Section 25.2, if Lessor breaches any covenant to be performed by it under this Lease, Lessee, after Notice to and demand upon Lessor, without waiving or releasing any obligation hereunder, and in addition to all other remedies available to Lessee, may (but shall be under no obligation at any time thereafter to) make such payment or perform such act for the account and at the expense of Lessor. All sums so paid by Lessee and all costs and expenses (including, without limitation, reasonable attorneys’ fees) so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Lessee, shall be paid by Lessor to Lessee on demand or, following entry of a final, nonappealable judgment against Lessor for such sums, may be offset by Lessee against the Base Rent payments next accruing or coming due. The rights of Lessee hereunder to cure and to secure payment from Lessor in accordance with this Section 25.1 shall survive the termination of this Lease with respect to the Leased Property.

Section 25.2 Breach by Lessor. It shall be a breach of this Lease if Lessor fails to observe or perform any term, covenant or condition of this Lease on its part to be performed and such failure continues for a period of thirty (30) days after Notice thereof from Lessee, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to continue if Lessor, within such 30-day period, proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof. The time within which Lessor shall be obligated to cure any such failure also shall be subject to extension of time due to the occurrence of any Unavoidable Delay.

Article 26
NOTICES

Section 26.1 Notices. All notices, demands, consents, approvals and other communications (each, a “Notice”) which may be or are required to be given by either the Lessor or Lessee under this Lease shall be properly given only if made in writing and sent by (a) hand delivery, or (b) certified mail, return receipt requested, or (c) a nationally recognized overnight delivery service (such as Federal Express, UPS Next Day Air, Purolator Courier or Airborne Express), or (d) by email to the email address listed below (provided that a copy of such notice is also delivered within 24 hours to the party by one of the other methods listed herein), with all postage and delivery charges paid by the sender and addressed to the Lessor or Lessee, as applicable as set forth below, or at such other address (or telecopy number or email address) as each may request in writing. Such notices delivered by hand, by telecopy or email, or overnight delivery service shall be deemed received on the date of delivery and, if mailed, shall be deemed received upon actual receipt or refusal to accept delivery. Said notice addresses are as follows (and the Lessor and Lessee shall have the right to designate changes to their respective notice addresses, effective five (5) days after the delivery of written notice thereof):

To Lessor:

c/o Nolan Reynolds International,

LLC 1340 South Dixie Hwy, Suite

612 Coral Gables, FL 33146

Attention: Brent M. Reynolds and

Charles Nolan, Jr.

Email: [***]

[***]

To Lessee:

c/o Nolan Reynolds International,

LLC 1340 South Dixie Hwy, Suite

612 Coral Gables, FL 33146

Attention: Brent M. Reynolds and

Charles Nolan, Jr.

Email: [***]

[***]

Article 27
MISCELLANEOUS PROVISIONS

Section 27.1 Transition Procedures. Lessee shall and shall use reasonable efforts to cause Manager to cooperate in good faith to provide access and information to any prospective purchaser or lessee of the Leased Property which may acquire the Leased Property or lease it upon the expiration or termination of the Term. Upon any expiration or termination of the Term, Lessor and Lessee shall do the following and, in general, shall cooperate in good faith to effect an orderly transition of the lease of the Leased Property. The provisions of this Section 27.1 shall survive the expiration or termination of this Lease until they have been fully performed. Nothing contained herein shall limit Lessor’s rights and remedies under this Lease if such termination occurs as the result of an Event of Default.

Section 27.2 Transfer of Licenses. Upon the expiration or earlier termination of the Term, Lessee shall use its best efforts (i) to transfer to Lessor or Lessor’s nominee or designee all licenses, operating permits and other governmental authorizations and all contracts, including contracts with governmental or quasi-governmental entities, that may be necessary for the operation of the Hotel (collectively, “Licenses”), or (ii) if such transfer is prohibited by applicable Legal Requirements or Lessor otherwise elects, to cooperate with Lessor or Lessor’s nominee in connection with the processing by Lessor or Lessor’s nominee of any applications for all Licenses; provided, in either case, that the costs and expenses of any such transfer or the processing of any such application shall be paid by Lessor or Lessor’s nominee.

Section 27.3 Early Termination Rights; Termination Fees. Lessor may terminate the Lease as to any Leased Property prior to the Expiration Date by reason of (i) a sale of the Hotel to a third party, (ii) a Tax Law Change resulting in Lessor’s determination to terminate this Lease, or (iii) a Tax Structure Change resulting in Lessor’s determination to terminate this Lease, by giving not less than thirty (30) days prior Notice to Lessee of Lessor’s election to terminate this Lease upon (1) the closing under such contract, or (2) upon a date specified by Lessor which is on or after the effective date of the Tax Law Change or an election of Lessor to terminate this Lease under (iii) above, whichever is applicable. Effective upon such closing or termination, this Lease shall terminate and be of no further force and effect except as to any obligations of the parties existing as of such date that survive termination of this Lease. As compensation for an early termination, Lessor shall pay to Lessee within 180 days following the termination of this Lease pursuant to the initial sentence of this Section 27.2 a termination fee in an amount equal to the fair market value of the Lessee’s leasehold estate at the time of the termination of the Lease, which, for purposes hereof, shall be deemed to equal the net present value of Lessee’s remaining net profit under the Lease, assuming such net profit is equal , on a monthly basis, to the average monthly profit of Lessee during the period the Lease was in existence, and using a discount rate equal to ___..

Section 27.4 Lessor’s Right to Inspect. Lessee shall permit Lessor and its authorized representatives as frequently as reasonably requested by Lessor to inspect the Leased Property and Lessee’s accounts and records pertaining thereto and make copies thereof, during usual business hours upon reasonable advance notice, subject to the confidentiality obligations set forth in Section 3.2 and any other business confidentiality requirements reasonably requested by Lessee, provided that Lessor shall not unreasonably interfere with the operation of the Leased Property.

Section 27.5 Conveyance by Lessor. If Lessor or any successor owner of the Leased Property conveys the Leased Property to a Person other than a wholly owned Affiliate of Lessor in accordance with the terms hereof other than as security for a debt, and the grantee or transferee of the Leased Property expressly assumes all obligations of Lessor hereunder arising or accruing from and after the date of such conveyance or transfer, Lessor or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Lessor under this Lease arising or accruing from and after the date of such conveyance or other transfer as to the Leased Property and all such future liabilities and obligations shall thereupon be binding upon the new owner.

Section 27.6 Lessor May Grant Liens. Without the consent of Lessee, Lessor may, from time to time, directly or indirectly, create or otherwise cause to exist any lien, encumbrance or title retention agreement (“Encumbrance”) upon the Leased Property, or any portion thereof or interest therein, whether to secure any borrowing or other means of financing or refinancing.

Section 27.7 Other Interests. This Lease and Lessee’s interests hereunder shall at all times be subject and subordinate to the lien and security title of any Security Instrument and related Loan Documents and to any and all advances to be made thereunder and to all renewals, modifications, consolidations, replacements, substitutions and extensions thereof and to all of the terms and conditions of the other documents evidencing and securing the loan secured by any Security Instrument. In confirmation of such subordination, Lessee shall, at Lessor’s request, promptly execute, acknowledge and deliver any instrument which may be required to evidence such subordination to any Security Instrument or other Loan Documents and to the holder thereof. In the event of Lessee’s failure to deliver such subordination, Lessor may, in addition to any other remedies for breach of covenant hereunder, execute, acknowledge and deliver the instrument as the agent or attorney-in-fact of Lessee, and Lessee hereby irrevocably constitutes Lessor its attorney-in-fact for such purpose, Lessee acknowledging that the appointment is coupled with an interest and is irrevocable. Lessee hereby waives and releases any claim it might have against Lessor or any other party for any actions lawfully taken by the holder of any Security Instrument or other Loan Document.

Section 27.8 Waiver of Presentment, etc. Lessee waives all presentments, demands for payment and for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance and waives all notices of the existence, creation, or incurring of new or additional obligations, except as expressly granted herein.

Section 27.9 Memorandum of Lease. Lessor and Lessee shall promptly upon the request of either enter into a short form memorandum of this Lease, in form suitable for recording under the Legal Requirements of the State in which reference to this Lease, and all options contained herein, shall be made. The requesting party shall pay all costs and expenses of recording such memorandum of this Lease.

Section 27.10 Usury. If any late charges or any interest rate provided for in any provision of this Lease are based upon a rate in excess of the maximum rate permitted by applicable Legal Requirements, the parties agree that such charges shall be fixed at the maximum permissible rate.

Section 27.11 No Waiver. No failure by Lessor or Lessee to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term. To the extent permitted by applicable Legal Requirements, no waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

Section 27.12 Remedies Cumulative. To the extent permitted by applicable Legal Requirements, each legal, equitable or contractual right, power and remedy of Lessor or Lessee now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Lessor or Lessee of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Lessor or Lessee of any or all of such other rights, powers and remedies; provided, however, that no consequential or punitive damages shall be subject to recovery by either Lessor or Lessee in connection with this Lease.

Section 27.13 Acceptance of Surrender. No surrender to Lessor of this Lease or of the Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Lessor and no act by Lessor or any representative or agent of Lessor, other than such a written acceptance by Lessor, shall constitute an acceptance of any such surrender.

Section 27.14 No Merger of Title. Unless consented to by Lessor and any lender under applicable Loan Documents, there shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same person or entity may acquire, own or hold, directly or indirectly: (a) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate and (b) the fee estate in the Leased Property.

Section 27.15 Quiet Enjoyment. So long as Lessee pays all Rent as the same becomes due and complies with all of the terms of this Lease and performs its obligations hereunder, in each case within the applicable grace periods, if any, Lessee shall peaceably and quietly have, hold and enjoy the Leased Property for the Term hereof, free of any claim or other action by Lessor or anyone claiming by, through or under Lessor, but subject to all liens and encumbrances subject to which the Leased Property was conveyed to Lessor or hereafter consented to by Lessee or provided for herein. Notwithstanding the foregoing, Lessee shall have the right by separate and independent action to pursue any claim it may have against Lessor as a result of a breach by Lessor of the covenant of quiet enjoyment contained in this Section.

Section 27.16 Binding Effect. The covenants, terms, conditions, provisions and undertakings in this Lease shall extend to and be binding upon the heirs, personal representatives, executors, administrators and permitted successors and assigns of the respective parties hereto.

Section 27.17 Entire Agreement; No Offer. This Lease contains the entire agreement of Lessor and Lessee with respect to the subject matter hereof, and no representations, warranties, inducements, promises or agreements, oral or otherwise, between the parties not embodied in this Lease shall be of any force or effect. This Lease may be modified only by a written agreement executed by both parties with the same formalities as this Lease. All prior agreements or communications are and shall be merged into this Lease and shall have no force or effect. Neither any submission of this Lease by one party to the other, nor any correspondence or other communications between the parties in connection therewith, is intended or shall be deemed to constitute an offer of any kind or to create any obligations between the parties unless and until one or more duplicates of this Lease has been fully executed and delivered between the parties. Accordingly, any such submission or communications or correspondence between the parties or their respective agents or attorneys is intended only as non-binding discussions, and either party shall have the absolute right to withdraw from such discussions without any liability whatsoever to the other party.

Section 27.18 Severability. If any clause or provision of this Lease is illegal, invalid or unenforceable under applicable present or future Legal Requirements effective during the Term, the remainder of this Lease shall not be affected. In lieu of each clause or provision of this Lease which is illegal, invalid or unenforceable, there shall be added as a part of this Lease a clause or provision as nearly identical as may be possible and as may be legal, valid and enforceable.

Section 27.19 Counterparts. This Lease may be executed in several counterparts, each of which shall be deemed an original, and all of such counterparts together shall constitute one and the same instrument.

Section 27.20 Governing Law. THIS LEASE AND ITS INTERPRETATION, VALIDITY AND PERFORMANCE SHALL BE GOVERNED BY THE LAWS OF THE STATE. IN THE EVENT ANY COURT OF LAW OF APPROPRIATE JUDICIAL AUTHORITY SHALL HOLD OR DECLARE THAT THE LAW OF ANOTHER JURISDICTION IS APPLICABLE, THIS LEASE SHALL REMAIN ENFORCEABLE UNDER THE LAWS OF THE APPROPRIATE JURISDICTION. THE PARTIES HERETO AGREE THAT VENUE FOR ANY ACTION IN CONNECTION HEREWITH SHALL BE PROPER IN THE COUNTY IN WHICH THE HOTEL IS LOCATED. EACH PARTY HERETO CONSENTS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT SITUATED IN ANY OF SUCH LOCATIONS AND WAIVES ANY OBJECTION WHICH IT MAY HAVE PERTAINING TO IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT.

Section 27.21 Recitals; Headings. The recitals set forth in this Lease are true and correct and are incorporated herein by this reference. The use of headings, captions and numbers in this Lease is solely for the convenience of identifying and indexing the various paragraphs and shall in no event be considered in construing or interpreting any provision in this Lease.

Section 27.22 Survival. Notwithstanding anything to the contrary contained in this Lease, the provisions (including, without limitation, covenants, agreements, representations, warranties, obligations and liabilities described therein) of this Lease which from their sense and context are intended to survive the expiration or sooner termination of this Lease shall survive such expiration or sooner termination of this Lease and continue to be binding upon the applicable party.

Section 27.23 Exhibits. The exhibits referred to in, and attached to, this Lease are hereby incorporated in full by reference. Unless otherwise expressly provided in the exhibit or the body of this Lease, in the event of any conflict or inconsistency with the provisions contained in the body of this Lease and the exhibits, the provisions contained in the body of this Lease shall control.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties have executed this Lease by their duly authorized officers as of the date first above written.

“LESSOR”: 1350 S DIXIE LLC

By:	/s/ Brent M. Reynolds
Name:	Brent M. Reynolds
Title:	Authorized Representative

“LESSEE”: NRI REAL TOKEN TENANT, LLC

By:	/s/ Brent M. Reynolds
Name:	Brent M. Reynolds
Title:	Authorized Representative

[Signature Page to Lease Agreement]

Exhibit “A”

PROPERTY DESCRIPTION

Hotel Unit in PASEO DE LA RIVIERA, according to the Declaration of Covenants, Restrictions and Easements thereof, recorded on October 6, 2020 in Official Records Book 32130, Page 2874 of the Public Records of Miami-Dade County, Florida, as amended and/or supplemented from time to time.

Exhibit A - Page 1

Exhibit “B”

RENT COMPONENTS AND TERMS

Rent is calculated as the greater of base or percentage rent.

Base Rent:

Lease Year	Base Rent
1	$1,500,000.$
2	$1,500,000.$
3	$1,500,000.$
4	$
5	$

Percentage Rent*:

Rooms Revenue Gross Rooms Revenue	Percentage Rent Rate*
Less than $8,000,000 0.00%
$8,000,001 - $8,500,000	10.00%
$8,500,001 - $9,000,000	11.50%
$9,000,001 - $9,500,000	12.90%
$9,500,001 - $10,000,000	14.20%
$10,000,001 - $10,500,000	15.40%
$10,500,001 - $11,000,000	16.50%
$11,000,001 - $11,500,000	17.50%
$11,500,001 - $12,000,000	25.50%
$12,500,001 - $13,000,000	26.20%
$13,000,001 - $13,500,000	26.80%
Greater than $13,500,000	27.30%

Exhibit B - Page 1

Food & Beverage Gross F&B Revenue	Percentage Rent Rate*
Less than $9,500,000 0.000%
$9,500,001 - $10,000,000	6.000%
$10,000,001 - $10,500,000	6.150%
$10,500,001 - $11,000,000	6.300%
$11,000,001 - $11,500,000	6.450%
$11,500,001 - $12,000,000	6.600%
$12,000,001 - $12,500,000	6.750%
$12,500,001 - $13,000,000	6.900%
$13,000,001 - $13,500,000	7.050%
$13,500,001 - $14,000,000	7.200%
$14,000,001 - $14,500,000	7.350%
Greater than $14,000,000	7.500%

* Percentage Rent Rate is tiered for each revenue bucket. For example, if Gross Rooms Revenue for a Lease Year equals $8,750,000, then the applicable Percentage Rent Rates for such Lease Year is 10.00% for the first $8,500,000 of Rooms Revenue, and 11.50% for the remaining $250,000, so that the Total Rooms Percentage Rent due would equal $875,000 + $28,750 = $903,500. And if Food & Beverage Revenue for a Lease Year equals $11,750,000, then the applicable Percentage Rent Rates for such Lease Year is 6.450% for the first $11,500,000, and 6.60% for the remaining $250,000, so that the Total Food & Beverage Percentage Rent would equal $741,750 + $16,500 = $758,250, and the combined Total Rooms Percentage Rent and Total Food & Beverage Percentage Rent would equal $ 1,661,750.

Exhibit B - Page 2

Exhibit “C”

REIT REQUIREMENTS

1. The average of the fair market values of Lessor’s personal property that is leased to Lessee under a lease at the beginning and end of a calendar year cannot exceed 15% of the average of the aggregate fair market values of all of Lessor’s property that is leased to Lessee under such lease at the beginning and end of such calendar year.

2. Lessee cannot sublet the property that is leased to it by Lessor, or enter into any similar arrangement, on any basis such that the rental or other amounts paid by the sublessee thereunder would be based, in whole or in part, on either (i) the net income or profits derived by the business activities of the sublessee or (ii) any other formula such that any portion of the rent paid by Lessee to Lessor would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code. Prior to entering into any such arrangement, Lessee shall consult with counsel to confirm that no amounts paid by Lessee to Lessor would, as a result of amounts paid to Lessee by Sublessee, fail to qualify as “rents from real property” as so defined.

3. Lessee cannot sublease the property leased to it by Lessor to, or enter into any similar arrangement with, any person in which REIT owns, directly or indirectly, a 10% or more interest, within the meaning of Section 856(d)(2)(B) of the Code and taking into account the constructive ownership rules of Section 856(d)(5) of the Code (a “Related Person”). Prior to entering into any such arrangement with any Person, Lessee shall consult with counsel to confirm that sublessee is not a Related Person.

4. Lessee agrees to jointly make an election with the REIT to be, and, in all events, agrees to operate as a “taxable REIT subsidiary”, within the meaning of Section 856(1) of the Code, of the REIT.

5. Lessee shall cause the Manager to provide only customary amenities and facilities that are operated as part of, or associated with, the Hotel that are customary for other properties of a comparable size and class owned by other owners unrelated to the Lessor or the REIT.

6. Lessee agrees, and agrees to use reasonable efforts to cause its Affiliates, to use its best efforts to permit the REIT Requirements to be satisfied. Lessee agrees, and agrees to use reasonable efforts to cause its Affiliates, to cooperate in good faith with the REIT and Lessor to ensure that the REIT Requirements are satisfied, including but not limited to, providing the REIT with information about the ownership of Lessee, and its Affiliates to the extent that such information is reasonably available. Lessee agrees, and agrees to use reasonable efforts to cause its Affiliates, upon request by the REIT, and, where appropriate, at the REIT’s expense, to take reasonable action necessary to ensure compliance with the REIT Requirements. Immediately after becoming aware that the REIT Requirements are not, or will not be, satisfied, Lessee shall notify, or use reasonable efforts to cause its Affiliates to notify, the REIT of such noncompliance.

Exhibit C - Page 1